Exhibit 10.2

BACKSTOP COMMITMENT AGREEMENT

AMONG

BONANZA CREEK ENERGY, INC.

AND

THE COMMITMENT PARTIES PARTY HERETO

Dated as of December 23, 2016

TABLE OF CONTENTS

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TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

TABLE OF CONTENTS (cont’d)

SCHEDULES

Schedule 1	Backstop Commitment Percentages
Schedule 2	Note Claims
Schedule 3	Consents

EXHIBITS

Exhibit A	Form of Rights Offering Procedures

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BACKSTOP COMMITMENT AGREEMENT

THIS BACKSTOP COMMITMENT AGREEMENT (this “Agreement”), dated as of December 23, 2016, 2016 is made by and among Bonanza Creek Energy, Inc., a Delaware corporation and the ultimate parent of each of the other Debtors (as the debtor in possession and a reorganized debtor, as applicable, the “Company”), on behalf of itself and the other Debtors, on the one hand, and the parties set forth on Schedule 1 hereto (each referred to herein, individually, as a “Commitment Party” and, collectively, as the “Commitment Parties”), on the other hand. The Company and each Commitment Party is referred to herein, individually, as a “Party” and, collectively, as the “Parties”. Capitalized terms that are used but not otherwise defined in this Agreement shall have the meanings given to them in Section 1.1 hereof or, if not defined therein, shall have the meaning given to them in the Plan.

RECITALS

WHEREAS, the Debtors and the Commitment Parties have entered into a Restructuring Support Agreement, dated as of December 23, 2016 (such agreement, including all the exhibits thereto, as may be amended, supplemented or otherwise modified from time to time, the “Restructuring Support Agreement”), which provides for the restructuring of the Debtors’ capital structure and financial obligations pursuant to a “prepackaged” plan of reorganization attached as Exhibit A thereto to be filed in jointly administered cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) (the date of such filings being referred to herein as the “Petition Date”).

WHEREAS, prior to commencing the Chapter 11 Cases, the Debtors shall launch a solicitation of votes approving the Plan from its creditors entitled to vote thereon.

WHEREAS, the Debtors plan to file with the Bankruptcy Court, in accordance with the terms of the Restructuring Support Agreement, a motion seeking entry of (a) the Approval Order and (b) the Confirmation Order.

WHEREAS, pursuant to the Plan and this Agreement, and in accordance with the Rights Offering Procedures, the Company will conduct a rights offering for the Rights Offering Shares in the Rights Offering Amount at an aggregate purchase price of $200,000,000 and at the Per Share Purchase Price.

WHEREAS, subject to the terms and conditions contained in this Agreement, each Commitment Party has agreed to purchase (on a several and not joint basis) its Backstop Commitment Percentage of the Unsubscribed Shares, if any.

NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the Parties hereby agrees as follows:

Article I

DEFINITIONS

Section 1.1 Definitions. Except as otherwise expressly provided in this Agreement, whenever used in this Agreement (including any Exhibits and Schedules hereto), the following terms shall have the respective meanings specified therefor below or in the Plan, as applicable:

“5¾% Senior Notes” means those certain 5¾% senior notes due 2023 issued in the aggregate principal amount of $300,000,000 pursuant to the 5¾% Senior Notes Indenture.

“5¾% Senior Notes Indenture” means that certain indenture, dated as of July 18, 2014, by and among Bonanza Creek and Delaware Trust Company, as trustee (as successor to Wells Fargo Bank, National Association), as the same may be amended, supplemented, revised or modified from time to time.

“6¾% Senior Notes” means those certain 6¾% senior notes due 2021 issued in the aggregate principal amount of $500,000,000 pursuant to the 6¾% Senior Notes Indenture.

“6¾% Senior Notes Indenture” means that certain indenture, dated as of April 9, 2013, by and among Bonanza Creek, each of the guarantors party thereto, and Delaware Trust Company, as trustee (as successor to Wells Fargo Bank, National Association), as the same may be amended, supplemented, revised or modified from time to time.

“Ad Hoc Committee” means that certain ad hoc committee of Noteholders (including any Ultimate Purchaser(s) to which any member thereof or any of its Affiliates has transferred all or a portion of its Backstop Commitment pursuant to Section 2.6(b)) represented by Kirkland & Ellis LLP.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls or is Controlled by or is under common Control with such Person, and shall include, the meaning set forth in section 101(2) of the Bankruptcy Code. “Affiliated” has a correlative meaning.

“Affiliated Fund” means any investment fund the primary investment advisor to which is such Commitment Party or an Affiliate thereof.

“Aggregate New Common Shares” means the total number of shares of New Common Stock of the Reorganized Company outstanding as of the Closing Date (without giving effect to the New Common Stock issued or issuable under the Rights Offering or in respect of the Commitment Premium or in respect of the new management incentive plan adopted in accordance with the Restructuring Term Sheet).

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation,

business combination, joint venture, partnership sale of assets, financing (debt or equity), refinancing, or restructuring of the Company, other than the Restructuring Transactions (each, an “Alternative Transaction”); provided that any refinancing of the Company’s RBL Credit Facility (as defined in the Plan) in connection with the Restructuring shall not constitute an Alternative Transaction.

“Amended RBL Credit Agreement” means, collectively, (a) the Exit Amended RBL Facility Documents (as defined in the Plan); (b) any loan, security and other documents and filings, in each case related to the Term Loan (as defined in the Plan); and (c) any loan, security and other documents and filings, in each case related to the treatment RBL Lenders that reject the Plan are entitled to under section 1129(b)(2)(A) of the Bankruptcy Code.

“Anti-Money Laundering Laws” has the meaning set forth in Section 4.26.

“Antitrust Authorities” means the United States Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity having jurisdiction pursuant to the Antitrust Laws, and “Antitrust Authority” means any of them.

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and any other Law governing agreements in restraint of trade, monopolization, pre-merger notification, the lessening of competition through merger or acquisition or anti-competitive conduct, and any foreign investment Laws.

“Applicable Consent” has the meaning set forth in Section 4.7.

“Approval Order” means an Order of the Bankruptcy Court, approving, among other things, (a) the Debtors’ assumption of this Agreement pursuant to section 365 of the Bankruptcy Code and (b) the Rights Offering Procedures and Related Forms.

“Available Shares” means the Unsubscribed Shares that any Commitment Party fails to purchase as a result of a Commitment Party Default by such Commitment Party.

“Backstop Commitment” has the meaning set forth in Section 2.2.

“Backstop Commitment Percentage” means, with respect to any Commitment Party, such Commitment Party’s percentage of the Backstop Commitment as set forth opposite such Commitment Party’s name under the column titled “Backstop Commitment Percentage” on Schedule 1 (as it may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement). Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure as promulgated by the United States Supreme Court under section 2075 of title 28 of the United States Code, 28 U.S.C. § 2075, as applicable to the Chapter 11 Cases and the general, local, and chambers rules of the Bankruptcy Court.

“BCA Approval Obligations” means the obligations of the Company and the other Debtors under this Agreement and the Approval Order.

“Business Day” means any day, other than a Saturday, Sunday or legal holiday, as defined in Bankruptcy Rule 9006(a).

“Buy-In Equity Plan Value” means $421,000,000.

“Bylaws” means the amended and restated bylaws of the Company as of the Closing Date, as set forth in the Plan Supplement and in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

“Certificate of Incorporation” means the amended and restated certificate of incorporation of the Company as of the Closing Date, as set forth in the Plan Supplement and in form and substance reasonably satisfactory to the Requisite Commitment Parties and the Company.

“Chapter 11 Cases” has the meaning set forth in the Recitals.

“Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

“Closing” has the meaning set forth in Section 2.5(a).

“Closing Date” has the meaning set forth in Section 2.5(a).

“Code” means the Internal Revenue Code of 1986.

“Commitment Party” has the meaning set forth in the Preamble.

“Commitment Party Default” means the failure by any Commitment Party to (a) deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of any Unsubscribed Shares by the Escrow Account Funding Date in accordance with Section 2.4(b) or (b) fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offering and duly purchase all Rights Offering Shares issuable to it pursuant to such exercise, in accordance with the Rights Offering Procedures and the Plan.

“Commitment Party Replacement” has the meaning set forth in Section 2.3(a).

“Commitment Party Replacement Period” has the meaning set forth in Section 2.3(a).

“Commitment Premium” has the meaning set forth in Section 3.1.

“Commitment Premium Settlement Percentage” means the percentage determined by multiplying (a) 100% by (b) the quotient determined by dividing (i) the Commitment Premium by (ii) the Buy-In Equity Plan Value.

“Company” has the meaning set forth in the Preamble.

“Company Disclosure Schedules” means the disclosure schedules delivered by the Company to the Commitment Parties on the date of this Agreement.

“Company Plan” means any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA, (other than a Multiemployer Plan), subject to the provisions of Title IV of ERISA or Section 412 or 430 of the Code or Section 302 of ERISA, and (i) sponsored or maintained (at the time of determination or at any time within the six years prior thereto) by the Company or any of its Subsidiaries or any ERISA Affiliate, or with respect to which any such entity has any liability or obligation or (ii) in respect of which the Company or any of its Subsidiaries or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Company SEC Documents” means all of the reports, schedules, forms, statements and other documents (including exhibits and other information incorporated therein) filed with the SEC by the Company.

“Confirmation Date” means the date on which the Bankruptcy Court enters the Confirmation Order on the docket of the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.

“Confirmation Order” means a Final Order of the Bankruptcy Court confirming the Plan pursuant to section 1129 of the Bankruptcy Code.

“Consenting Noteholders” means each Noteholder that is party to the Restructuring Support Agreement, solely in its capacity as such.

“Contract” means any agreement, contract or instrument, including any loan, note, bond, mortgage, indenture, guarantee, deed of trust, license, franchise, commitment, lease, franchise agreement, letter of intent, memorandum of understanding or other obligation, and any amendments thereto, whether written or oral, but excluding the Plan.

“Debtors” means, collectively, each of the following, as the debtors in possession and reorganized debtors, as applicable: Bonanza Creek Energy, Inc.; Bonanza Creek Energy Operating Company, LLC; Bonanza Creek Energy Resources, LLC; Bonanza Creek Energy Upstream, LLC; Bonanza Creek Energy Midstream, LLC; Holmes Eastern Company, LLC; and Rocky Mountain Infrastructure, LLC.

“Defaulting Commitment Party” means in respect of a Commitment Party Default that is continuing, the applicable defaulting Commitment Party.

“Definitive Documentation” means the definitive documents and agreements governing the Restructuring Transactions as set forth in the Restructuring Support Agreement.

“Disclosure Statement” means the disclosure statement relating to the Plan, including all exhibits, appendices and schedules thereto, as amended, supplemented or modified from time to time.

“Effective Date” means the date that is the first Business Day after the Confirmation Date on which all conditions precedent to the occurrence of the Effective Date set forth in Section 12.2 of the Plan have been satisfied or waived in accordance with Section 12.3 of the Plan.

“Environmental Laws” has the meaning set forth in Section 4.19.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company or any of its Subsidiaries, is, or at any relevant time during the past six years was, treated as a single employer under any provision of Section 414 of the Code.

“ERISA Event” means (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Company Plan; (b) any failure by any Company Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Company Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Company Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Company Plan or the failure to make any required contribution to a Multiemployer Plan; (d) the incurrence by the Company or any of its Subsidiaries or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Company Plan, including the imposition of any Lien in favor of the PBGC or any Company Plan or Multiemployer Plan; (e) a determination that any Company Plan is, or is expected to be, in “at-risk” status (within the meaning of Section 303 of ERISA or Section 430 of the Code); (f) the receipt by the Company or any of its Subsidiaries or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Company Plan or to appoint a trustee to administer any Company Plan under Section 4042 of ERISA; (g) the incurrence by the Company or any of its Subsidiaries or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Company Plan or Multiemployer Plan; (h) the receipt by the Company or any of its Subsidiaries or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any of its Subsidiaries or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, “insolvent” (within the meaning of Section 4245 of ERISA), or in “endangered” or “critical status” (within the meaning of Section 305 of ERISA or Section 432 of the Code); (i) the conditions for imposition of a Lien under Section 303(k) of ERISA or Section 430(k) of the Code shall have been met with respect to any Company Plan; (j) the adoption of an amendment to a Company Plan requiring the provision of security to such Company Plan pursuant to Section 307 of ERISA; or (k) receipt from the IRS of notice of the failure of any Company Plan (or any other employee benefit plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Company Plan to qualify for exemption from taxation under Section 501(a) of the Code.

“Escrow Account” has the meaning set forth in Section 2.4(a).

“Escrow Account Funding Date” has the meaning set forth in Section 2.4(b).

“Event” means any event, development, occurrence, circumstance, effect, condition, result, state of facts or change.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Expense Reimbursement” has the meaning set forth in Section 3.3(a).

“Filing Party” has the meaning set forth in Section 6.11(b).

“Final Order” means, as applicable, an Order of the Bankruptcy Court or other court of competent jurisdiction with respect to the relevant subject matter that has not been reversed, stayed, modified, or amended, and as to which the time to appeal or seek certiorari has expired and no appeal or petition for certiorari has been timely taken, or as to which any appeal that has been taken or any petition for certiorari that has been or may be filed has been resolved by the highest court to which the Order could be appealed or from which certiorari could be sought or the new trial, reargument, or rehearing shall have been denied, resulted in no modification of such Order, or has otherwise been dismissed with prejudice.

“Financial Reports” has the meaning set forth in Section 6.4(a).

“Financial Statements” has the meaning set forth in Section 4.9.

“Funding Notice” has the meaning set forth in the Subscription Agreement.

“GAAP” has the meaning set forth in Section 4.9.

“Governmental Entity” has the meaning set forth in section 101(27) of the Bankruptcy Code.

“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals and hazardous materials, substances and constituents, including explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature, in each case subject to regulation or which can give rise to liability under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indemnified Claim” has the meaning set forth in Section 8.2.

“Indemnified Person” has the meaning set forth in Section 8.1.

“Indemnifying Party” has the meaning set forth in Section 8.1.

“Indentures” means the 5¾% Senior Notes Indenture and the 6¾% Senior Notes Indenture.

“Intellectual Property Rights” has the meaning set forth in Section 4.15.

“IRS” means the United States Internal Revenue Service.

“Joint Filing Party” has the meaning set forth in Section 6.11(c).

“Knowledge of the Company” means the actual knowledge, after reasonable inquiry of their direct reports, of the chief executive officer, president, senior vice president, finance and planning, the general counsel, and the vice president and chief accounting officer of the Company. As used herein, “actual knowledge” means information that is personally known by the listed individual(s).

“Law” means any law (statutory or common), statute, regulation, rule, code or ordinance enacted, adopted, issued or promulgated by any Governmental Entity.

“Legal Proceedings” has the meaning set forth in Section 4.13.

“Legend” has the meaning set forth in Section 6.10.

“Lien” means any lien, adverse claim, charge, option, right of first refusal, servitude, security interest, mortgage, pledge, deed of trust, easement, encumbrance, restriction on transfer, conditional sale or other title retention agreement, defect in title, lien or judicial lien as defined in sections 101(36) and (37) of the Bankruptcy Code or other restrictions of a similar kind.

“Losses” has the meaning set forth in Section 8.1.

“Material Adverse Effect” means any Event, which individually, or together with all other Events, has had or would reasonably be expected to have a material and adverse effect on (a) the business, assets, liabilities, finances, properties, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company and its Subsidiaries, taken as a whole, to perform their obligations under, or to consummate the transactions contemplated by, the Transaction Agreements, including the Rights Offering, in each case, except to the extent such Event results from, arises out of, or is attributable to, the following (either alone or in combination): (i) any change after the date hereof in global, national or regional political conditions (including hostilities, acts of war, sabotage, terrorism or military actions, or any escalation or material worsening of any such hostilities, acts of war, sabotage, terrorism or military actions existing or underway) or in the general business, market, financial or economic conditions affecting the industries, regions and markets in which the Company and its Subsidiaries operate, including any change in the United States or applicable foreign economies or securities, commodities or financial markets, or force majeure events or “acts of God”; (ii) any changes after the date hereof in applicable Law or GAAP, or in the interpretation or enforcement thereof; (iii) the execution, announcement or performance of this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby (including any act or omission of the Company or its Subsidiaries expressly required or prohibited, as applicable, by this Agreement or consented to or required by the Requisite Commitment Parties in writing); (iv) changes in the market price or trading volume of the claims or equity or debt securities of the Company or any of its

Subsidiaries (but not the underlying facts giving rise to such changes unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (v) the departure of officers or directors of the Company or any of its Subsidiaries (but not the underlying facts giving rise to such departure unless such facts are otherwise excluded pursuant to the clauses contained in this definition); (vi) the filing or pendency of the Chapter 11 Cases or actions taken in connection with the Chapter 11 Cases that are directed by the Bankruptcy Court and made in compliance with the Bankruptcy Code; (vii) declarations of national emergencies or natural disasters; (viii) the effect of any action taken by Commitment Parties or their Affiliates with respect to the Debtors (including through such Persons’ participation in the Chapter 11 Cases); (ix) any matters expressly disclosed in the Disclosure Statement or the Company Disclosure Schedules as delivered on the date hereof; or (x) the occurrence of a Commitment Party Default; provided, that the exceptions set forth in clauses (i) and (ii) shall not apply to the extent that such Event is disproportionately adverse to the Company and its Subsidiaries, taken as a whole, as compared to other companies in the industries in which the Company and its Subsidiaries operate.

“Material Contracts” means (a) all “plans of acquisition, reorganization, arrangement, liquidation or succession” and “material contracts” (as such terms are defined in Items 601(b)(2) and 601(b)(10) of Regulation S-K under the Exchange Act) to which the Company or any of its Subsidiaries is a party, (b) any Contracts to which the Company or any of its Subsidiaries is a party that is likely to reasonably involve consideration of more than $5,000,000, in the aggregate, over a twelve-month period, and (c) the Contracts described in Section 1.1 of the Company Disclosure Schedules.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Company or any of its Subsidiaries or any ERISA Affiliate is making or accruing an obligation to make contributions, has within any of the preceding six plan years made or accrued an obligation to make contributions, or each such plan with respect to which any such entity has any liability or obligation.

“New Common Stock” means the common stock of the Reorganized Company.

“Note Claims” means all claims against the Debtors arising on account of the Indentures and the Notes.

“Noteholders” means all holders of the Notes.

“Notes” means the 5¾% Senior Notes and the 6¾% Senior Notes, in each case issued pursuant to the applicable Indenture.

“Order” means any judgment, order, award, injunction, writ, permit, license or decree of any Governmental Entity or arbitrator of applicable jurisdiction.

“Outside Date” has the meaning set forth in Section 9.2(a).

“Party” has the meaning set forth in the Preamble.

“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Per Share Purchase Price” means (a) the Buy-In Equity Plan Value divided by (b) the sum of (i) the Aggregate New Common Shares, (ii) the shares of New Common Stock issued in satisfaction of the Commitment Premium and (iii) the Rights Offering Shares.

“Permitted Liens” means (a) Liens for Taxes that (i) are not yet delinquent or (ii) are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (b) landlord’s, operator’s, vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens for labor, materials or supplies or other like Liens arising by operation of law in the ordinary course of business provided with respect to any Real Property or personal property incurred in the ordinary course of business consistent with past practice and as otherwise not prohibited under this Agreement, for amounts that (i) in the case of Liens arising prior to the date hereof, are not more than sixty (60) days delinquent, (ii) in the case of Liens arising after the date hereof, which are not delinquent and (in the case of both clauses (i) and (ii)) that do not materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, or, (iii) if for amounts that do materially detract from the value of, or materially impair the use of, any of the Real Property or personal property of any of the Debtors, if such Lien is being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (c) zoning, building codes and other land use Laws regulating the use or occupancy of any Real Property or the activities conducted thereon that are imposed by any Governmental Entity having jurisdiction over such Real Property; provided, that no such zoning, building codes and other land use Laws prohibit the use or occupancy of such Real Property; (d) easements, covenants, conditions, minor encroachments, restrictions on transfer and other similar matters affecting title to any Real Property (including any title retention agreement) and other title defects and encumbrances that do not or would not materially impair the ownership, use or occupancy of such Real Property or the operation of the Debtors’ business; (e) Liens granted under any Contracts (including joint operating agreements, oil and gas leases, farmout agreements, joint development agreements, transportation agreements, marketing agreements, seismic licenses and other similar operational oil and gas agreements), in each case, to the extent the same are ordinary and customary in the oil and gas business and do not or would not materially impair the ownership, use or occupancy of any Real Property or the operation of the Debtors’ business and which are for claims (i) in the case of such Liens arising prior to the date hereof, not more than sixty (60) days delinquent, (ii) in the case of such Liens arising after the date hereof, not delinquent, or (iii) if such claim does materially impair such ownership, use, occupancy or operation, are being contested in good faith by appropriate proceedings and for which adequate reserves have been made with respect thereto; (f) from and after the occurrence of the Effective Date, Liens granted in connection with the Amended RBL Credit Agreement; (g) mortgages on a lessor’s interest in a lease or sublease; provided that no foreclosure proceedings have been duly filed (unless, in such case, such mortgage has been subordinated to the applicable lease); and (h) Liens that, pursuant to the Plan and the Confirmation Order, will be discharged and released on the Effective Date.

“Person” means an individual, firm, corporation (including any non-profit corporation), partnership, limited liability company, joint venture, associate, trust, Governmental Entity or other entity or organization.

“Petition Date” means the date on which each of the Debtors filed their petitions for relief commencing the Chapter 11 Cases.

“Plan” means the Debtors’ joint pre-packaged plan of reorganization to be filed in connection with the Chapter 11 Cases in the form attached as Exhibit A to the Restructuring Support Agreement and to be approved by the Confirmation Order, including the Plan Supplement and all exhibits, supplements, appendices and schedules thereto, in form and substance reasonably satisfactory to each of the Requisite Commitment Parties and the Company, as may be amended, supplemented, or modified from time to time in accordance with its terms and with the Restructuring Support Agreement and in a manner that is reasonably acceptable to the Requisite Commitment Parties and the Company.

“Plan Supplement” has the meaning set forth in the Plan.

“Pre-Closing Period” has the meaning set forth in Section 6.2.

“RBL Agent” means KeyBank National Association, or any successor thereto, as administrative agent under the RBL Credit Agreement, solely in its capacity as such.

“RBL Credit Agreement” means that certain Credit Agreement, dated as of March 29, 2011, as amended, restated, modified, supplemented, or replaced from time to time prior to the Petition Date, by and among Bonanza Creek Energy, Inc., as borrower, KeyBank National Association, as Administrative Agent, and the RBL Lenders.

“RBL Lenders” means the lenders party to the RBL Credit Agreement, solely in their capacity as such.

“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Company or any of its Subsidiaries, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.

“Related Party” means, with respect to any Person, (i) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of such Person and (ii) any former, current or future director, officer, agent, Affiliate, employee, general or limited partner, member, manager or stockholder of any of the foregoing.

“Related Purchaser” has the meaning set forth in Section 2.6(a).

“Reorganized Company” means the Company, or any successors thereto, by merger, consolidation, or otherwise, on and after the Effective Date.

“Reorganized Company Corporate Documents” means, collectively, the Bylaws and the Certificate of Incorporation.

“Replacing Commitment Parties” has the meaning set forth in Section 2.3(a).

“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Company Plan.

“Representatives” means, with respect to any Person, such Person’s directors, officers, members, partners, managers, employees, agents, investment bankers, attorneys, accountants, advisors and other representatives.

“Requisite Commitment Parties” means members of the Ad Hoc Committee holding at least 50 percent of the Backstop Commitment that is held by the Commitment Parties that are members of the Ad Hoc Committee as of the date on which the consent or approval of such members is solicited; provided, that for the purposes of this definition, each Commitment Party shall be deemed to hold the Backstop Commitment held by such Commitment Party’s Related Purchasers.

“Required Supporting Noteholders” has the meaning set forth in the Restructuring Support Agreement.

“Restructuring Support Agreement” has the meaning set forth in the Recitals.

“Restructuring Support Parties” means, collectively, the Consenting Noteholders that are party to the Restructuring Support Agreement.

“Restructuring Transactions” has the meaning set forth in the Plan.

“Rights Offering” means the rights offering that is backstopped by the Commitment Parties in connection with the Restructuring Transactions substantially on the terms reflected in the Restructuring Support Agreement and this Agreement, and in accordance with the Rights Offering Procedures.

“Rights Offering Amount” means an amount equal to $200,000,000.

“Rights Offering Expiration Time” means the time and the date on which the rights offering subscription forms must be duly delivered to the Rights Offering Subscription Agent in accordance with the Rights Offering Procedures, together with the applicable aggregate Per Share Purchase Price.

“Rights Offering Participants” means those Persons who duly subscribe for Rights Offering Shares in accordance with the Rights Offering Procedures.

“Rights Offering Procedures” means the procedures with respect to the Rights Offering that are approved by the Bankruptcy Court pursuant to the Approval Order, which procedures shall be in form and substance substantially as set forth on Exhibit A hereto, may be modified in a manner that is reasonably acceptable to the Requisite Commitment Parties and the Company.

“Rights Offering Shares” means the shares of New Common Stock (including all Unsubscribed Shares purchased by the Commitment Parties pursuant to this Agreement) distributed pursuant to and in accordance with the Rights Offering Procedures.

“Rights Offering Subscription Agent” means Prime Clerk, LLC or another subscription agent appointed by the Company and satisfactory to the Requisite Commitment Parties.

“RSA Effective Date” has the meaning ascribed to the term “Agreement Effective Date” as defined in the Restructuring Support Agreement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subscription Agreement” means that certain Subscription Agreement, by and between the Company and the Subscriber (as defined therein).

“Subscription Rights” means the subscription rights to purchase Rights Offering Shares.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity as to which such Person (either alone or through or together with any other subsidiary), (a) owns, directly or indirectly, more than fifty percent (50%) of the stock or other equity interests, (b) has the power to elect a majority of the board of directors or similar governing body, or (c) has the power to direct the business and policies.

“Takeover Statute” means any restrictions contained in any “fair price,” “moratorium,” “control share acquisition”, “business combination” or other similar anti-takeover statute or regulation.

“Taxes” means all taxes, assessments, duties, levies or other mandatory governmental charges paid to a Governmental Entity, including all federal, state, local, foreign and other income, franchise, profits, gross receipts, capital gains, capital stock, transfer, property, sales, use, value-added, occupation, excise, severance, windfall profits, stamp, payroll, social security, withholding and other taxes, assessments, duties, levies or other mandatory governmental charges of any kind whatsoever paid to a Governmental Entity (whether payable directly or by withholding and whether or not requiring the filing of a return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest thereon and shall include any liability for such amounts as a result of being a member of a combined, consolidated, unitary or affiliated group. For the avoidance of doubt, such term shall exclude any tax, penalties or interest thereon that result or have resulted from the non-payment of royalties.

“Termination Date” has the meaning set forth in the Restructuring Support Agreement.

“Termination Fee” means $8,000,000, which represents 4% of the Rights Offering Amount.

“Transaction Agreements” has the meaning set forth in Section 4.2(a).

“Transfer” means to sell, transfer, assign, pledge, hypothecate, participate, donate or otherwise encumber or dispose of, directly or indirectly (including through derivatives, options, swaps, pledges, forward sales or other transactions in which any Person receives the right to own or acquire any current or future interest in a Subscription Right, a Note Claim, a Rights Offering Share or a share of New Common Stock). “Transfer” used as a noun has a correlative meaning.

“Ultimate Purchaser” has the meaning set forth in Section 2.6(b).

“Unfunded Pension Liability” means the excess of a Company Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Company Plan’s assets, determined in accordance with the assumptions used for funding the Company Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unlegended Shares” has the meaning set forth in Section 6.8.

“Unsubscribed Shares” means the Rights Offering Shares that have not been duly purchased by the Rights Offering Participants in accordance with the Rights Offering Procedures and the Plan.

“willful or intentional breach” has the meaning set forth in Section 9.4(a).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Section 4203 of ERISA.

Section 1.2 Construction. In this Agreement, unless the context otherwise requires:

(a)       references to Articles, Sections, Exhibits and Schedules are references to the articles and sections or subsections of, and the exhibits and schedules attached to, this Agreement;

(b)       references in this Agreement to “writing” or comparable expressions include a reference to a written document transmitted by means of electronic mail in portable document format (pdf), facsimile transmission or comparable means of communication;

(c)       words expressed in the singular number shall include the plural and vice versa; words expressed in the masculine shall include the feminine and neuter gender and vice versa;

(d)       the words “hereof”, “herein”, “hereto” and “hereunder”, and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole, including all Exhibits and Schedules attached to this Agreement, and not to any provision of this Agreement;

(e)       the term “this Agreement” shall be construed as a reference to this Agreement as the same may have been, or may from time to time be, amended, modified, varied, novated or supplemented;

(f)       “include”, “includes” and “including” are deemed to be followed by “without limitation” whether or not they are in fact followed by such words;

(g)       references to “day” or “days” are to calendar days;

(h)       references to “the date hereof” means the date of this Agreement;

(i)       unless otherwise specified, references to a statute means such statute as amended from time to time and includes any successor legislation thereto and any rules or regulations promulgated thereunder in effect from time to time; and

(j)       references to “dollars” or “$” refer to currency of the United States of America, unless otherwise expressly provided.

Article II

BACKSTOP COMMITMENT

Section 2.1 The Rights Offering; Subscription Rights. On and subject to the terms and conditions hereof, including entry of the Approval Order, the Company shall conduct the Rights Offering pursuant to and in accordance with the Restructuring Support Agreement, the Rights Offering Procedures and the Plan. If reasonably requested by the Requisite Commitment Parties from time to time prior to the Rights Offering Expiration Time (and any extensions thereto), the Company shall notify, or cause the Rights Offering Subscription Agent to notify, the Commitment Parties of the aggregate number of Subscription Rights known by the Company or the Rights Offering Subscription Agent to have been exercised pursuant to the Rights Offering as of the most recent practicable time before such request.

Section 2.2 The Backstop Commitment. On and subject to the terms and conditions hereof, including entry of the Approval Order, each Commitment Party agrees, severally and not jointly, to fully exercise all Subscription Rights that are issued to it pursuant to the Rights Offering and duly purchase all Rights Offering Shares issuable to it pursuant to such exercise, in accordance with the Rights Offering Procedures and the Plan; provided that any Commitment Party that fails to comply with such obligations shall be liable to each non-Defaulting Commitment Party as a result of such failure to comply. On and subject to the terms and conditions hereof, including entry of the Confirmation Order, each Commitment Party agrees, severally and not jointly, to purchase, and the Company agrees to sell to such Commitment Party, on the Closing Date for the applicable aggregate Per Share Purchase Price, the number of Unsubscribed Shares equal to (a) such Commitment Party’s Backstop Commitment Percentage multiplied by (b) the aggregate number of Unsubscribed Shares, rounded among the Commitment Parties solely to avoid fractional shares as the Commitment Parties may determine in their sole discretion (provided that in no event shall such rounding reduce the aggregate commitment of such Commitment Parties). The obligations of the

Commitment Parties to purchase the Unsubscribed Shares as described in this Section 2.2 shall be referred to as the “Backstop Commitment”.

Section 2.3 Commitment Party Default.

(a)       Upon the occurrence of a Commitment Party Default, the Commitment Parties that are, or are Affiliated with, members of the Ad Hoc Committee (other than any Defaulting Commitment Party) shall have the right, but not the obligation, within five (5) Business Days after receipt of written notice from the Company to all Commitment Parties of such Commitment Party Default, which notice shall be given promptly following the occurrence of such Commitment Party Default and to all Commitment Parties substantially concurrently (such five (5) Business Day period, the “Commitment Party Replacement Period”), to make arrangements for one or more of the Commitment Parties that is, or is Affiliated with, a member of the Ad Hoc Committee (other than the Defaulting Commitment Party) to purchase all or any portion of the Available Shares (such purchase, a “Commitment Party Replacement”) on the terms and subject to the conditions set forth in this Agreement and in such amounts as may be agreed upon by all of the Commitment Parties electing to purchase all or any portion of the Available Shares, or, if no such agreement is reached, based upon the relative applicable Backstop Commitment Percentages of any such Commitment Parties that are, or are Affiliated with, members of the Ad Hoc Committee (other than the Defaulting Commitment Party) (such Commitment Parties, the “Replacing Commitment Parties”). Any such Available Shares purchased by a Replacing Commitment Party (and the commitment and applicable aggregate Per Share Purchase Price associated therewith) shall be included, among other things, in the determination of (x) the Unsubscribed Shares of such Replacing Commitment Party for all purposes hereunder, (y) the Backstop Commitment Percentage of such Replacing Commitment Party for purposes of Section 2.3(c) and Section 3.1 and (z) the Backstop Commitment of such Replacing Commitment Party for purposes of the definition of “Requisite Commitment Parties”. If a Commitment Party Default occurs, the Outside Date shall be delayed only to the extent necessary to allow for the Commitment Party Replacement to be completed within the Commitment Party Replacement Period.

(b)       If a Commitment Party is a Defaulting Commitment Party, it shall not be entitled to any of the Commitment Premium or Termination Fee hereunder.

(c)       Nothing in this Agreement shall be deemed to require a Commitment Party to purchase more than its Backstop Commitment Percentage of the Unsubscribed Shares.

(d)       For the avoidance of doubt, notwithstanding anything to the contrary set forth in Section 9.4 but subject to Section 10.10, no provision of this Agreement shall relieve any Defaulting Commitment Party from liability hereunder, or limit the availability of the remedies set forth in Section 10.9, in connection with any such Defaulting Commitment Party’s Commitment Party Default.

Section 2.4 Escrow Account Funding.

(a)       Funding Notice. No later than the fifth (5th) Business Day following the Rights Offering Expiration Time, the Rights Offering Subscription Agent shall deliver to each

Commitment Party the Funding Notice setting forth (i) the number of Rights Offering Shares elected to be purchased by the Rights Offering Participants and the aggregate Per Share Purchase Price therefor; (ii) the aggregate number of Unsubscribed Shares, if any, and the aggregate Per Share Purchase Price therefor; (iii) the aggregate number of Unsubscribed Shares (based upon such Commitment Party’s Backstop Commitment Percentage) to be issued and sold by the Company to such Commitment Party and the aggregate Per Share Purchase Price therefor; and (iv) subject to the last sentence of Section 2.4(b), the escrow account designated in an escrow agreement mutually satisfactory to each of the Parties, acting reasonably, to which such Commitment Party shall deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of the Unsubscribed Shares (the “Escrow Account”). The Company shall promptly direct the Rights Offering Subscription Agent to provide any written backup, information and documentation relating to the information contained in the applicable Funding Notice as any Commitment Party may reasonably request.

(b)       Escrow Account Funding. At the Effective Date or such earlier date agreed with the Requisite Commitment Parties pursuant to escrow agreements mutually satisfactory to each of the Parties, acting reasonably (the “Escrow Account Funding Date”), each Commitment Party shall deliver and pay the aggregate Per Share Purchase Price for such Commitment Party’s Backstop Commitment Percentage of the Unsubscribed Shares by wire transfer in immediately available funds in U.S. dollars into the Escrow Account in satisfaction of such Commitment Party’s Backstop Commitment. Notwithstanding the foregoing, if the Parties are unable to agree to escrow agreements that are mutually acceptable to each of them, then all payments contemplated to be made by the Noteholders to the Escrow Account pursuant to this Section 2.4 shall instead be made to a segregated Company bank account designated by the Company in the Funding Notice and shall be delivered and paid to such account on or prior to the Closing Date.

Section 2.5 Closing.

(a)       Subject to Article VII, unless otherwise mutually agreed in writing between the Company and the Requisite Commitment Parties, the closing of the Backstop Commitment (the “Closing”) shall take place at the offices of Kirkland & Ellis LLP (“Kirkland”), 601 Lexington Avenue, New York, New York 10022, at 10:00 a.m., New York City time, on the date on which all of the conditions set forth in Article VII shall have been satisfied or waived in accordance with this Agreement (other than conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs shall be referred to herein as the “Closing Date”.

(b)       At the Closing, the funds held in the Escrow Account (and any amounts paid to a Company bank account pursuant to the last sentence of Section 2.4(b)) shall, as applicable, be released and utilized in accordance with the Plan.

(c)       At the Closing, issuance of the Unsubscribed Shares will be made by the Company to each Commitment Party (or to its designee in accordance with Section 2.6(a)) against payment of the aggregate Per Share Purchase Price for the Unsubscribed Shares of such Commitment Party, in satisfaction of such Commitment Party’s Backstop Commitment. Unless a Commitment Party requests delivery of a physical stock certificate, the entry of any

Unsubscribed Shares to be delivered pursuant to this Section 2.5(c) into the account of a Commitment Party pursuant to the Company’s book entry procedures and delivery to such Commitment Party of an account statement reflecting the book entry of such Unsubscribed Shares shall be deemed delivery of such Unsubscribed Shares for purposes of this Agreement. Notwithstanding anything to the contrary in this Agreement, all Unsubscribed Shares will be delivered with all issue, stamp, transfer, sales and use, or similar transfer Taxes or duties that are due and payable (if any) in connection with such delivery duly paid by the Company.

Section 2.6 Designation and Assignment Rights.

(a)       Each Commitment Party shall have the right to designate by written notice to the Company no later than two (2) Business Days prior to the Closing Date that some or all of the Unsubscribed Shares that it is obligated to purchase hereunder be issued in the name of, and delivered to, one or more of its Affiliates or Affiliated Funds (other than any portfolio company of such Commitment Party or its Affiliates) (each, a “Related Purchaser”) upon receipt by the Company of payment therefor in accordance with the terms hereof, which notice of designation shall (i) be addressed to the Company and signed by such Commitment Party and each such Related Purchaser, (ii) specify the number of Unsubscribed Shares to be delivered to or issued in the name of such Related Purchaser and (iii) contain a confirmation by each such Related Purchaser of the accuracy of the representations set forth in Sections 5.6 through 5.9 as applied to such Related Purchaser; provided, that no such designation pursuant to this Section 2.6(a) shall relieve such Commitment Party from its obligations under this Agreement.

(b)       Except as set forth in Section 2.6(c), each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment only to (i) any investment fund the primary investment advisor to which is such Commitment Party or an Affiliate thereof (an “Affiliated Fund”) or (ii) one or more special purpose vehicles that are wholly owned by one or more of such Commitment Party and its Affiliated Funds, created for the purpose of holding such Backstop Commitment or holding debt or equity of the Debtors, and with respect to which such Commitment Party either (A) has provided an adequate equity support letter or a guarantee of such special purpose vehicle’s Backstop Commitment or (B) otherwise remains obligated to fund the Backstop Commitment to be Transferred until the consummation of the Plan; provided, that such special purpose vehicle shall not be related to or Affiliated with any portfolio company of such Commitment Party or any of its Affiliates or Affiliated Funds (other than solely by virtue of its affiliation with such Commitment Party) and the equity of such special purpose vehicle shall not be directly or indirectly transferable other than to such Persons described in clause (i) or (ii) of this Section 2.6(b), and in such manner, as such Commitment Party’s Backstop Commitment is transferable pursuant to this Section 2.6(b) (each of the Persons referred to in clauses (i) and (ii), an “Ultimate Purchaser”), and that, in each case, provides a written agreement to the Company under which it (x) confirms the accuracy of the representations set forth in Article V as applied to such Ultimate Purchaser, (y) agrees to purchase such portion of such Commitment Party’s Backstop Commitment, and (z) agrees to be fully bound by, and subject to, this Agreement as a Commitment Party hereto; provided, that no sale or Transfer pursuant to this Section 2.6(b) shall relieve such Commitment Party from its obligations under this Agreement. Other than as set forth in this Section 2.6(b), no Commitment Party shall be permitted to Transfer its Backstop Commitment without the prior written consent of the Company and the Requisite Commitment Parties, which shall not be unreasonably withheld, conditioned or delayed.

(c)       Additionally, each Commitment Party shall have the right to Transfer all or any portion of its Backstop Commitment to a Consenting Noteholder or any other entity to whom such Commitment Party transfers its Note Claims in accordance with the Restructuring Support Agreement, in each case, in full compliance with all transfer restrictions set forth in the Restructuring Support Agreement, including those contained in Section 4.04 thereof, provided, further, that in accordance with the Restructuring Support Agreement, such transferee agrees in writing to be bound by the obligations of such Commitment Party under this Agreement and is determined, after due inquiry and investigation by the Commitment Parties and the Debtors, to be reasonably capable of fulfilling such obligations. Upon compliance with this Section 2.6(c), the transferring Commitment Party shall be deemed to relinquish its rights (and be released from its obligations, except for any claim for breach of this Agreement that occurs prior to such Transfer) under this Agreement to the extent of such transferred rights and obligations. Any Transfer made in violation of this Section 2.6(c) shall be deemed null and void ab initio and of no force or effect, regardless of any prior notice provided to the Parties or any Commitment Party, and shall not create any obligation or liability of any Debtor or any other Commitment Party to the purported transferee.

(d)       Each Commitment Party, severally and not jointly, agrees that it will not Transfer, at any time prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, any of its rights and obligations under this Agreement to any Person other than in accordance with Sections 2.3, 2.6(a), 2.6(b) or 2.6(c). After the Closing Date, nothing in this Agreement shall limit or restrict in any way the ability of any Commitment Party (or any permitted transferee thereof) to Transfer any of the shares of New Common Stock or any interest therein; provided, that any such Transfer shall be made pursuant to an effective registration statement under the Securities Act or an exemption from the registration requirements thereunder and pursuant to applicable securities Laws.

Article III

BACKSTOP COMMITMENT PREMIUM AND EXPENSE REIMBURSEMENT

Section 3.1 Premium Payable by the Company. Subject to Section 3.2, in consideration for the Backstop Commitment and the other agreements of the Commitment Parties in this Agreement, the Debtors shall pay or cause to be paid a nonrefundable aggregate premium in an amount equal to $12,000,000, which represents 6% of the Rights Offering Amount, payable in accordance with Section 3.2, to the Commitment Parties (including any Replacing Commitment Party, but excluding any Defaulting Commitment Party) or their designees based upon their respective Backstop Commitment Percentages at the time the payment is made (the “Commitment Premium”).

The provisions for the payment of the Commitment Premium, the Termination Fee and Expense Reimbursement, and the indemnification provided herein, are an integral part of the transactions contemplated by this Agreement. Without these provisions, the Commitment

Parties would not have entered into this Agreement and incurred the administrative expense and expended the resources and capital to do so.

Section 3.2 Payment of Premium. The Commitment Premium shall be fully earned, nonrefundable and non-avoidable as an administrative expense of the Debtors upon entry of the Approval Order and shall be paid by the Debtors, free and clear of any withholding or deduction for any applicable Taxes, on the Closing Date as set forth above. For the avoidance of doubt, to the extent payable in accordance with the terms of this Agreement, the Commitment Premium will be payable regardless of the amount of Unsubscribed Shares (if any) actually purchased. The Company shall satisfy its obligation to pay the Commitment Premium on the Closing Date by, in lieu of any cash payments, issuing the number of additional shares of New Common Stock (rounding down to the nearest whole share solely to avoid fractional shares) to the Commitment Parties that is required to be issued so that, after giving effect to the New Common Stock issued or issuable under the Rights Offering and in respect of the satisfaction of the Commitment Premium by way of issuance of such additional shares of New Common Stock pursuant to this Section 3.2, the Commitment Parties are issued, in satisfaction of the Company’s obligation to pay the Commitment Premium, the Commitment Premium Settlement Percentage of the total number of shares of New Common Stock of the Reorganized Company outstanding as of the Closing Date (excluding from such total number of shares of New Common Stock any shares of New Common Stock issued or issuable in respect of the Management Incentive Plan and, for the avoidance of doubt, including in such total number of shares of New Common Stock (i) the Rights Offering Shares, (ii) any Unsubscribed Shares issued pursuant to this Agreement and (iii) the shares of New Common Stock issued in satisfaction of such Commitment Premium); provided, that if the Closing does not occur, the Termination Fee shall be payable (in lieu of the Commitment Premium, and any and all claims in respect of which shall be deemed waived, released and of no further force and effect), in cash, to the extent provided in Section 9.4. The Parties hereto agree and acknowledge that the Commitment Premium is to reimburse the administrative expenses incurred by the Commitment Parties in preparing this Agreement and allocating capital to fund their commitments herein. To the extent the Company’s obligation to pay the Commitment Premium to the Commitment Parties as provided herein is satisfied by the issuance of additional shares of New Common Stock, such issuance of shares will be subject to (i) applicable provisions of the Securities Act, the Bankruptcy Code or other applicable securities laws insofar as such laws relate to the definition of “underwriters” and (ii) compliance with the rules and regulations of the SEC.

Section 3.3 Expense Reimbursement.

(a)       The Debtors agree to pay, in accordance with Section 3.3(b) below, (A) the reasonable and documented fees and expenses (including travel costs and expenses) of Kirkland as primary counsel, one local counsel and Evercore Group L.L.C., as financial advisor, and any such other advisors or consultants as may be reasonably determined by the Consenting Noteholders and the Commitment Parties, with the prior written consent of the Company, such consent not to be unreasonably withheld, and (B) subject to the entry of the Approval Order, all filing fees, if any, required by the HSR Act or any other Antitrust Law in connection with the transactions contemplated by this Agreement and all reasonable and documented expenses related thereto (such payment obligations set forth in clauses (A) and (B) above, the “Expense Reimbursement”). The Expense Reimbursement shall, pursuant to the Approval Order, constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code.

(b)       The Expense Reimbursement described in Section 3.3(a)(A) shall be paid in accordance with Section 9 of the Restructuring Support Agreement. The Expense Reimbursement described in Section 3.3(a)(B) accrued through the date on which the Approval Order is entered shall be paid in accordance with the Approval Order upon its entry by the Bankruptcy Court, and in no event later than two Business Days after the date of the entry of the Approval Order. The Expense Reimbursement described in Section 3.3(a)(B) shall thereafter be payable by the Debtors upon receipt of an invoice in accordance with the Approval Order; provided, that the Debtors’ final payment shall be made contemporaneously with the Closing or the termination of this Agreement pursuant to Article IX. The Commitment Parties shall promptly provide summary copies of all invoices (redacted as necessary to protect privileges) to the Debtors and to the United States Trustee.

Article IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as set forth in the corresponding section of the Company Disclosure Schedules or (ii) as disclosed in the Company SEC Documents filed with the SEC on or after December 31, 2015 and publicly available on the SEC’s Electronic Data-Gathering, Analysis and Retrieval (“EDGAR”) system prior to the date hereof (excluding the exhibits, annexes and schedules thereto, any disclosures contained in the “Forward-Looking Statements” or “Risk Factors” sections thereof, or any other statements that are similarly predictive, cautionary or forward looking in nature), the Debtors, jointly and severally, hereby represent and warrant to the Commitment Parties (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 4.1 Organization and Qualification.

(a)       The Company and each of its Subsidiaries (a) is a duly organized and validly existing corporation or limited liability company, as the case may be, and, if applicable, in good standing (or the equivalent thereof) under the Laws of the jurisdiction of its incorporation or organization (except, in the case of the Company’s Subsidiaries, where the failure to be in good standing (or the equivalent) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect), (b) has the corporate or other applicable power and authority to own its property and assets and to conduct the business in which it is currently engaged and presently proposes to engage and (c) is duly qualified and is authorized to transact business and is in good standing in each jurisdiction where the conduct of its business or its ownership or leasing of property requires such qualifications, except in the cases of clauses (b) and (c) where to the extent that the failure to be so qualified or be in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)       All of the issued ownership interests of each Subsidiary have been duly and validly authorized and issued in accordance with the limited liability agreement applicable to each such Subsidiary, are fully paid (to the extent required by such limited liability company agreements), are non-assessable (except as such non-assessability may be affected by matters described in Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), are owned directly or indirectly by the Company and are free and clear of all liens, encumbrances, equities or claims, except for liens, encumbrances, equities or claims granted under the RBL Credit Agreement or the Amended RBL Credit Agreement, as applicable.

Section 4.2 Corporate Power and Authority.

(a)       The Company has the requisite corporate power and authority (i) (A) subject to entry of the Approval Order and the Confirmation Order, to enter into, execute and deliver this Agreement and to perform the BCA Approval Obligations and (B) subject to entry of the Approval Order and the Confirmation Order, to perform each of its other obligations hereunder and (ii) subject to entry of the Confirmation Order, to consummate the transactions contemplated herein and in the Plan, to enter into, execute and deliver all other agreements to which it will be a party as contemplated by this Agreement and the Plan (this Agreement, the Plan, the Disclosure Statement, the Restructuring Support Agreement, the Amended RBL Credit Agreement, and such other agreements and any Plan supplements or documents referred to herein or therein or hereunder or thereunder, collectively, the “Transaction Agreements”) and to perform its obligations under each of the Transaction Agreements (other than this Agreement). Subject to the receipt of the foregoing Orders, as applicable, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite corporate action on behalf of the Company, and no other corporate proceedings on the part of the Company are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

(b)       Subject to entry of the Approval Order and the Confirmation Order, each of the other Debtors has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver each Transaction Agreement to which such other Debtor is a party and to perform its obligations thereunder. Subject to entry of the Approval Order and the Confirmation Order, the execution and delivery of this Agreement and each of the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby have been or will be duly authorized by all requisite action (corporate or otherwise) on behalf of each other Debtor party thereto, and no other proceedings on the part of any other Debtor party thereto are or will be necessary to authorize this Agreement or any of the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

Section 4.3 Execution and Delivery; Enforceability. Subject to entry of the Approval Order, this Agreement will have been, and subject to the entry of the Approval Order and the Confirmation Order, each other Transaction Agreement will be, duly executed and delivered by the Company and each of the other Debtors party thereto. Upon entry of the Approval Order and assuming due and valid execution and delivery hereof by the Commitment Parties, the BCA Approval Obligations will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity. Upon entry of the Approval Order and assuming due and valid execution and delivery of this Agreement and the other Transaction Agreements by the Commitment Parties and, to the extent applicable, any other parties hereof and thereof, each of the obligations of the Company and, to the extent applicable, the other Debtors hereunder and thereunder will constitute the valid and legally binding obligations of the Company and, to the extent applicable, the other Debtors, enforceable against the Company and, to the extent applicable, the other Debtors, in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium and other similar Laws now or hereafter in effect relating to creditor’s rights generally and subject to general principles of equity.

Section 4.4 Authorized and Issued Capital Stock.

(a)       On the Closing Date, (i) the total issued capital stock of the Company will consist of the Aggregate New Common Shares plus the shares of New Common Stock issued under the Rights Offering plus the shares of New Common Stock issued in respect of the Commitment Premium pursuant to Article III, (ii) no shares of New Common Stock will be held by the Company in its treasury, (iii) no shares of New Common Stock will be reserved for issuance upon exercise of stock options and other rights to purchase or acquire shares of New Common Stock granted in connection with any employment arrangement entered into in accordance with Section 6.3, except as reserved in respect of the new management incentive plan adopted in accordance with the Restructuring Term Sheet, and (iv) no warrants to purchase shares of New Common Stock will be issued and outstanding, except as reserved in respect of the Warrants to be issued in accordance with the Plan.

(b)       As of the Closing Date, all issued and outstanding shares of New Common Stock will have been duly authorized and validly issued and will be fully paid and non-assessable, and will not be subject to any preemptive rights.

(c)       Except as set forth in this Section 4.4, as of the Closing Date, no shares of capital stock or other equity securities or voting interest in the Company will have been issued, reserved for issuance or outstanding.

(d)       Except as described in this Section 4.4 and except as set forth in the Reorganized Company Corporate Documents and this Agreement, as of the Closing Date, neither the Company nor any of its Subsidiaries will be party to or otherwise bound by or subject to any outstanding option, warrant, call, right, security, commitment, Contract, arrangement or undertaking (including any preemptive right) that (i) obligates the Company or any of its Subsidiaries to issue, deliver, sell or transfer, or repurchase, redeem or otherwise acquire, or cause to be issued, delivered, sold or transferred, or repurchased, redeemed or otherwise acquired, any shares of the capital stock of, or other equity or voting interests in, the Company or any of its Subsidiaries or any security convertible or exercisable for or exchangeable into any capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (ii) obligates the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking, (iii) restricts the Transfer of any shares of capital stock of the Company or any of its Subsidiaries (other than any restrictions included in the Amended RBL Credit Agreement or any corresponding pledge agreement) or (iv) relates to the voting of any shares of capital stock of the Company.

Section 4.5 Issuance. The shares of New Common Stock to be issued pursuant to the Plan, including the shares of New Common Stock to be issued in connection with the consummation of the Rights Offering and pursuant to the terms hereof, will, when issued and delivered on the Closing Date in exchange for the aggregate Per Share Purchase Price therefor, be duly and validly authorized, issued and delivered and shall be fully paid and non-assessable, and free and clear of all Taxes, Liens (other than Transfer restrictions imposed hereunder or under the Reorganized Company Corporate Documents or by applicable Law), preemptive rights, subscription and similar rights (other than any rights set forth in the Reorganized Company Corporate Documents). Assuming the truth and accuracy of the representations of each Commitment Party set forth in this Agreement and on its Beneficial Holder Subscription Form (as defined in the Rights Offering Procedures), the issuance of the New Common Stock in the manner contemplated by the Rights Offering and Article III hereto shall be exempt from registration pursuant to Section 4(a)(2) under the Securities Act and/or Regulation D promulgated thereunder or Section 1145 of the Bankruptcy Code.

Section 4.6 No Conflict. Assuming the consents described in clauses (a) through (e) of Section 4.7 are obtained, the execution and delivery by the Company and, if applicable, its Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, if applicable, its Subsidiaries with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein will not (a) conflict with, or result in a breach, modification or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time, or both), or result, except to the extent specified in the Plan, in the acceleration of, or the creation of any Lien under, or cause any payment or consent to be required under any Contract to which the Company or any of its Subsidiaries (including any Subsidiaries that are not Debtors) will be bound as of the Closing Date after giving effect to the Plan or to which any of the property or assets of the Company or any of its Subsidiaries (including any Subsidiaries that are not Debtors) will be subject as of the Closing Date after giving effect to the Plan, (b) result in any violation of the provisions of the Reorganized Company Corporate Documents or any of the organization documents of any of the Company’s Subsidiaries (other than, for the avoidance of doubt, a breach or default that would be triggered as a result of the Chapter 11 Cases or the Company’s or any Debtor’s undertaking to implement the Restructuring Transactions through the Chapter 11 Cases), or (c) result in any violation of any Law or Order applicable to the Company or any of its Subsidiaries (including any Subsidiaries that are not Debtors) or any of their properties, except in each of the cases described in clause (a) or (c) for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.7 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over the Company or any of its Subsidiaries or any of their properties (each, an “Applicable Consent”) is required for the execution and delivery by the Company and, to the extent relevant, its Subsidiaries of this Agreement, the Plan and the other Transaction Agreements, the compliance by the Company and, to the extent relevant, its Subsidiaries with the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein, except for (a) the entry of the Approval Order authorizing the Company to assume this Agreement and perform the BCA Approval Obligations, (b) the entry by the Bankruptcy Court, or any other court of competent jurisdiction, of orders as may be necessary in the Chapter 11 Cases from time-to-time, (c) the entry of the Confirmation Order, (d) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement, (e) such consents, approvals, authorizations, registrations or qualifications as may be required under state securities or “Blue Sky” Laws in connection with the purchase of the Unsubscribed Shares by the Commitment Parties, the issuance of the Subscription Rights, the issuance of the Rights Offering Shares pursuant to the exercise of the Subscription Rights, the issuance of New Common Stock as payment of the Commitment Premium, and (f) any Applicable Consents that, if not made or obtained, would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole.

Section 4.8 Arm’s-Length. The Company acknowledges and agrees that (a) each of the Commitment Parties is acting solely in the capacity of an arm’s-length contractual counterparty to the Company with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, the Company or any of its Subsidiaries and (b) no Commitment Party is advising the Company or any of its Subsidiaries as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Section 4.9 Financial Statements. The audited consolidated balance sheets of the Company as at December 31, 2015 and the related consolidated statements of operations and of cash flows for the fiscal year then ended, accompanied by a report thereon by Hein & Associates LLP (collectively, the “Financial Statements”), present fairly, in all material respects, the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown. All such Financial Statements, including the related schedules and notes thereto, have been prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) on a consistent basis.

Section 4.10 Company SEC Documents and Disclosure Statement. Since December 31, 2014, the Company has filed all required reports, schedules, forms and statements with the SEC. As of their respective dates, and giving effect to any amendments or supplements thereto filed prior to the date of this Agreement, each of the Company SEC Documents that have been filed as of the date of this Agreement complied in all material respects with the requirements of the Securities Act or the Exchange Act applicable to such Company SEC Documents. The Company has filed with the SEC all Material Contracts that are required to be filed as exhibits to the Company SEC Documents that have been filed as of the date of this Agreement. No Company SEC Document that has been filed prior to the date of this Agreement, after giving effect to any amendments or supplements thereto and to any subsequently filed Company SEC Documents, in each case filed prior to the date of this Agreement, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Disclosure Statement as approved by the Bankruptcy Court will conform in all material respects with section 1125 of the Bankruptcy Code.

Section 4.11 Absence of Certain Changes. Since December 31, 2015 to the date of this Agreement, no event, development, occurrence or change has occurred or exists that constitutes, individually or in the aggregate, a Material Adverse Effect.

Section 4.12 No Violation; Compliance with Laws. (i) The Company is not in violation of its charter or bylaws, and (ii) no Subsidiary of the Company is in violation of its respective certificate or articles of formation, limited liability company or operating agreement or similar organizational document in any material respect. Neither the Company nor any of its Subsidiaries is or has been at any time since January 1, 2013 in violation of any Law or Order, except for any such violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.13 Legal Proceedings. Other than as listed in Section 4.13 of the Company Disclosure Schedules and other than the Chapter 11 Cases and any adversary proceedings or contested motions commenced in connection therewith, there are no material legal, governmental, administrative, judicial or regulatory investigations, audits, actions, suits, claims, arbitrations, demands, demand letters, claims, notices of noncompliance or violations, or proceedings (“Legal Proceedings”) pending or, to the Knowledge of the Company, threatened to which the Company or any of its Subsidiaries is a party or to which any property of the Company or any of its Subsidiaries is the subject, in each case that in any manner draws into question the validity or enforceability of this Agreement, the Plan or the other Transaction Agreements or that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.14 Labor Relations. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Company or any of its Subsidiaries; (b) the hours worked and payments made to employees of the Company or any of its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Law dealing with such matters; and (c) all payments due from the Company or any of its Subsidiaries or for which any claim may be made against the Company or any of its Subsidiaries on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Company or such Subsidiaries to the extent required by GAAP. Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, the consummation of the transactions contemplated by the Transaction Agreements will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Company or any of its Subsidiaries (or any predecessor) is a party or by which the Company or any of its Subsidiaries (or any predecessor) is bound.

Section 4.15 Intellectual Property. The Company and its Subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names currently employed by them in connection with the business now operated by them except where the failure to so own or possess would not, individually or in the aggregate, have a Material Adverse Effect, and neither the Company nor any of its Subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect.

Section 4.16 Title to Real and Personal Property.

(a)       Real Property. Except as disclosed in Section 4.16 to the Company Disclosure Schedules or in the Company SEC Documents, the Company and its Subsidiaries have (i) good and defensible title to all of the interests in oil and gas properties underlying the Company’s estimates of its net proved reserves and (ii) good and marketable title to all other real and personal property as assets owned by them, in each case free and clear of all liens, encumbrances and defects except for (x) Permitted Liens and other encumbrances under operating agreements, unitization and pooling agreements, production sales contracts, farmout agreements and other oil and gas exploration participation and production agreements that secure payment of amounts not yet due and payable for the performance of other unmatured obligations and are of a scope and nature customary in the oil and gas industry or arise in connection with drilling and production operations, or (y) such as would not reasonably be expected to have a Material Adverse Effect.

(b)       Leased Real Property. Any other real property and buildings held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases except such as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and the working interests derived from oil, gas and mineral leases or mineral interests that constitute a portion of the real property held or leased by the Company or its Subsidiaries reflect in all material respects the rights of the Company and its Subsidiaries to explore, develop or produce hydrocarbons from such real property, and the care taken by the Company and its Subsidiaries with respect to acquiring or otherwise procuring such leases or other property interests was generally consistent with standard industry practices in the areas in which the Company operates for acquiring or procuring leases and interests therein to explore, develop or produce hydrocarbons. With respect to interests in oil and gas leases obtained by or on behalf of the Company or its Subsidiaries that have not yet been drilled or included in a unit for drilling, the Company or its Subsidiaries have carried out such title investigations in accordance with the practices customary in the oil and gas industry in the areas in which the leased properties are located.

(c)       Personal Property. Each of the Company and its Subsidiaries owns or possesses the right to use all Intellectual Property Rights and all licenses and rights with respect to any of the foregoing used in the conduct of their businesses, without any conflict (of which the Company or any of its Subsidiaries has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Company and its Subsidiaries, as the case may be, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.17 No Undisclosed Relationships. Other than Contracts or other direct or indirect relationships between or among the Company and its Subsidiaries or between the Subsidiaries of the Company and each other, there are no Contracts or other direct or indirect relationships existing as of the date hereof between or among the Company or any of its Subsidiaries, on the one hand, and any director, officer or greater than five percent (5%) stockholder of the Company or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC and that is not so described, except for the transactions contemplated by this Agreement. Any Contract existing as of the date hereof between or among the Company or any of its Subsidiaries, on the one hand, and any director, officer or greater than five percent (5%) stockholder of the Company or any of its Subsidiaries, on the other hand, that is required by the Exchange Act to be described in the Company’s filings with the SEC is filed as an exhibit to, or incorporated by reference as indicated in, the Annual Report on Form 10-K for the year ended December 31, 2015 that the Company filed on February 29, 2016 or another Company SEC Document filed between February 29, 2016 and the date hereof.

Section 4.18 Licenses and Permits. (a) The Company and its Subsidiaries possess all licenses, certificates, permits and other authorizations issued by the appropriate federal, state or foreign regulatory authorities necessary or material to conduct its business, except where the failure to possess such licenses, certificates, permits or authorizations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; (b) neither the Company nor any of its Subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, could reasonably be expected to have a Material Adverse Effect; and (c) the Company and its Subsidiaries has no reason to believe that any such license, certificate, permit and other authorization will not be renewed in the ordinary course, except to the extent that any of the foregoing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except, in each case, as disclosed in Section 4.18 of the Company Disclosure Schedules; and the Company does not reasonably expect any future inability to acquire such permits as are necessary to conduct its business.

Section 4.19 Environmental. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety (to the extent such health and safety relate to exposure to Hazardous Material or toxic substances or wastes, pollutants or contaminants), the environment or the release, treatment, storage or disposal of Hazardous Materials or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses as they are currently being conducted and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect. Except as described in Section 4.19 of the Company Disclosure Schedules, none of the Company or its Subsidiaries anticipates any capital expenditures for fiscal years 2016 and 2017 required by Environmental Laws which would, singly or in the aggregate, have a Material Adverse Effect. To the Knowledge of the Company, neither the Company nor its Subsidiaries have generated, treated, stored, released or disposed of any Hazardous Materials that would give rise to any costs or liabilities under any Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with

Environmental Laws or any permit, license or approval, and any potential liabilities to third parties) which would, singly or in the aggregate, have a Material Adverse Effect.

Section 4.20 Tax Returns.

(a)       Except as would not reasonably be expected to be material to the Company and its Subsidiaries taken as a whole, (i) each of the Company and its Subsidiaries has filed or caused to be filed all U.S. federal, state, provincial, local and non-U.S. Tax returns required to have been filed by it and (ii) taken as a whole, each such Tax return is true and correct;

(b)       Each of the Company and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the date hereof (except Taxes or assessments that are being contested in good faith by appropriate proceedings and for which the Company and its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP or with respect to the Debtors only, except to the extent the non-payment thereof is permitted by the Bankruptcy Code), which Taxes, if not paid or adequately provided for, would reasonably be expected to be material to the Company and its Subsidiaries taken as a whole; and

(c)       As of the date hereof, with respect to the Company and its Subsidiaries, other than in connection with the Chapter 11 Cases and other than Taxes or assessments that are being contested in good faith and are not expected to result in significant negative adjustments that would be material to the Company and its Subsidiaries taken as a whole, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Governmental Entity.

Section 4.21 Employee Benefit Plans.

(a)       Except for the filing and pendency of the Chapter 11 Cases or otherwise as would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) each Company Plan and each Multiemployer Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past six years (or is reasonably likely to occur); (iii) no Company Plan has any Unfunded Pension Liability in excess of $2,000,000 with respect to any single Company Plan and in excess of $3,000,000 with respect to all Company Plans in the aggregate; (iv) no ERISA Event has occurred or is reasonably expected to occur; (v) none of the Company or any of its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Section 4975 of the Code) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Company or any of its Subsidiaries to Tax; (vi) no employee welfare plan (as defined in Section 3(1) of ERISA) maintained or contributed to by the Company or any of its Subsidiaries provides benefits to retired employees or other former employees (other than as required by Section 601 of ERISA); and (vii) none of the Company or any of its

Subsidiaries or any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability.

(b)       Neither the Company nor any of its Subsidiaries has established, sponsored or maintained, or has any liability with respect to, any employee pension benefit plan or other employee benefit plan, program, policy, agreement or arrangement governed by or subject to the Laws of a jurisdiction other than the United States of America.

(c)       Except as would not be reasonably expected to result, individually or in the aggregate, in a Material Adverse Effect, there are no pending, or to the Knowledge of the Company, threatened claims, sanctions, actions or lawsuits, asserted or instituted against any Company Plan or any Person as fiduciary or sponsor of any Company Plan, in each case other than claims for benefits in the normal course.

(d)       Within the last six years, no Company Plan has been terminated, whether or not in a “standard termination” as that term is used in Section 4041(b)(1) of ERISA, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect nor has any Company Plan with Unfunded Pension Liabilities been transferred outside of the “controlled group” (within the meaning of Section 4001(a)(14) of ERISA).

(e)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, all compensation and benefit arrangements of the Company and its Subsidiaries comply and have complied in both form and operation with their terms and all applicable Laws and legal requirements, and neither the Company, nor any of its Subsidiaries, could reasonably be expected to have any obligation to provide any individual with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(f)       Except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (i) the Company and each of its Subsidiaries has complied and is currently in compliance with all Laws and legal requirements in respect of personnel, employment and employment practices; (ii) all service providers of the Company or its Subsidiaries are correctly classified as employees, independent contractors, or otherwise for all purposes (including any applicable tax and employment policies or law); and (iii) the Company and its Subsidiaries have not and are not engaged in any unfair labor practice.

Section 4.22 Internal Control Over Financial Reporting. The Company and each of its Subsidiaries, on a consolidated basis, maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Company SEC Documents or in Section 4.22 of the Company Disclosure Schedules, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

Section 4.23 Disclosure Controls and Procedures. The Company and its Subsidiaries have established, maintained and periodically evaluate the effectiveness of “disclosure controls and procedures” (as defined in Rules 13a-15 and 15d-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that information required to be disclosed by the Company in the reports that it will be required to file or submit under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the SEC’s rules and forms, and is accumulated and communicated to the Company’s management, including its principal executive officer or officers and principal financial officer or officers, as appropriate, to allow timely decisions regarding disclosure.

Section 4.24 Material Contracts. All Material Contracts are valid, binding and enforceable by and against the Company or its relevant Subsidiary and, to the Knowledge of the Company, each other party thereto (except where the failure to be valid, binding or enforceable does not constitute a Material Adverse Effect), and no written notice to terminate, in whole or part, any Material Contract has been delivered to the Company or any of its Subsidiaries (except where such termination would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect). Other than as a result of the filing of the Chapter 11 Cases, neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any other party to any Material Contract, is in material default or breach under the terms thereof, in each case, except for such instances of material default or breach that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 4.25 No Unlawful Payments. Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, employee, affiliate, agent or representative of the Company or of any of its Subsidiaries, has taken any action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official”, as defined in the Foreign Corrupt Practices Act (the “FCPA”) (including any officer or employee of a foreign government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing, or any foreign political party or party official or candidate for political office) to influence official action or secure an improper advantage in violation of the FCPA; and the Company and its Subsidiaries and affiliates have conducted their businesses in compliance with the FCPA.

Section 4.26 Compliance with Anti-Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (USA PATRIOT Act), and the applicable anti-money laundering statutes of jurisdictions where the Company and its Subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the Knowledge of the Company, threatened.

Section 4.27 No Broker’s Fees. Neither the Company nor any of its Subsidiaries is a party to any Contract with any Person (other than this Agreement) that would give rise to a valid claim against the Commitment Parties for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares.

Section 4.28 Takeover Statutes. No Takeover Statute is applicable to this Agreement, the Backstop Commitment and the other transactions contemplated by this Agreement. As of the entry of the Approval Order, the board of directors of the Company shall have authorized and approved the issuance of the New Common Stock, including the Rights Offering Shares, pursuant to this Agreement, the Plan and the Rights Offering.

Section 4.29 Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 4.30 Insurance. The Company and each of its Subsidiaries, on a consolidated basis, are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which they are engaged; neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for; and neither the Company nor any of its Subsidiaries has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect, except as described in the Company SEC Documents or in Section 4.30 of the Company Disclosure Schedules.

Section 4.31 Alternative Transactions. As of the date hereof, neither the Company nor any of its Subsidiaries is pursuing, or in discussions regarding, any solicitation, offer, or proposal from any Person concerning any actual or proposed Alternative Transaction, except with the prior written consent of the Commitment Parties.

Section 4.32 Reserve Engineers. Cawley, Gillespie & Associates, Inc. (“CG&A”), a reserve engineer that prepared reserve reports on estimated net proved oil and natural gas reserves held by the Company and its predecessors as of December 31, 2012, was, as of the date of preparation of such reserve reports, and is, as of the date hereof, an independent petroleum engineer with respect to the Company and its predecessors. Netherland, Sewell & Associates, Inc. (“NSAI”), a reserve engineer that prepared reserve reports on estimated net proved oil and natural gas reserves held by the Company as of December 31, 2013, and audited reserve reports prepared by the Company on estimated net proved oil and natural gas reserves held by the Company as of December 31, 2014 and December 31, 2015 was, as of the date of preparation or audit, as applicable, of such reserve reports, and is, as of the date hereof, an independent petroleum engineer with respect to the Company. The information provided to CG&A and NSAI by the Company, including, without limitation, information as to production, costs of operation and development, current prices for production and agreements relating to current and future operations and sales of production, was true and correct in all material respects on the dates the reports were made. Such information was provided to CG&A and NSAI in accordance with all customary industry practices.

Section 4.33 Reserve Reports. The reserve reports prepared by CG&A, NSAI and the Company setting forth the estimated proved reserves attributed to the oil and gas properties of the Company accurately reflect in all material respects the ownership interests of the Company, its Subsidiaries and its predecessors in the properties therein. Other than normal production of reserves, intervening market commodity price fluctuations, fluctuations in demand for such products, adverse weather conditions, unavailability or increased costs of rigs, equipment, supplies or personnel, the timing of third party operations and other facts, in each case in the ordinary course of business, and except as disclosed in the Company SEC Documents or in Section 4.33 of the Company Disclosure Schedules, the Company is not aware of any facts or circumstances that would result in a material adverse change in the aggregate net reserves, or the present value of future net cash flows therefrom, as disclosed in the Company SEC Documents or in Section 4.33 of the Company Disclosure Schedules, and reserve reports; and estimates of such reserves and present values as disclosed in the Company SEC Documents or in Section 4.33 of the Company Disclosure Schedules, and reflected in the reserve reports comply in all material respects with the applicable requirements of Regulation S-X and Industry Guide 2 under the Securities Act.

Article V

REPRESENTATIONS AND WARRANTIES OF THE COMMITMENT PARTIES

Each Commitment Party represents and warrants as to itself only (unless otherwise set forth herein, as of the date of this Agreement and as of the Closing Date) as set forth below.

Section 5.1 Incorporation. Such Commitment Party is a legal entity duly organized, validly existing and, if applicable, in good standing (or the equivalent thereof) under the Laws of its jurisdiction of incorporation or organization (except where the failure to be in good standing (or the equivalent) would not reasonably be expected to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement).

Section 5.2 Corporate Power and Authority. Such Commitment Party has the requisite power and authority (corporate or otherwise) to enter into, execute and deliver this Agreement and each other Transaction Agreements to which such Commitment Party is a party and to perform its obligations hereunder and thereunder and has taken all necessary action (corporate or otherwise) required for the due authorization, execution, delivery and performance by it of this Agreement and the other Transaction Agreements.

Section 5.3 Execution and Delivery. This Agreement and each other Transaction Agreement to which such Commitment Party is a party (a) has been, or prior to its execution and delivery will be, duly and validly executed and delivered by such Commitment Party and (b) upon entry of the Approval Order and assuming due and valid execution and delivery hereof and thereof by the Company and the other Debtors (as applicable), will constitute valid and legally binding obligations of such Commitment Party, enforceable against such Commitment Party in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar Laws limiting creditors’ rights generally or by equitable principles relating to enforceability.

Section 5.4 No Conflict. Assuming that the consents referred to in clauses (a) and (b) of Section 5.5 are obtained, the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with all of the provisions hereof and thereof and the consummation of the transactions contemplated herein and therein (a) will not conflict with, or result in breach, modification, termination or violation of, any of the terms or provisions of, or constitute a default under (with or without notice or lapse of time or both), or result in the acceleration of, or the creation of any Lien under, any Contract to which such Commitment Party is party or is bound or to which any of the property or assets or such Commitment Party are subject, (b) will not result in any violation of the provisions of the certificate of incorporation or bylaws (or comparable constituent documents) of such Commitment Party and (c) will not result in any material violation of any Law or Order applicable to such Commitment Party or any of its properties, except in each of the cases described in clauses (a) or (c), for any conflict, breach, modification, violation, default, acceleration or Lien which would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement.

Section 5.5 Consents and Approvals. No consent, approval, authorization, Order, registration or qualification of or with any Governmental Entity having jurisdiction over such Commitment Party or any of its properties is required for the execution and delivery by such Commitment Party of this Agreement and each other Transaction Agreement to which such Commitment Party is a party, the compliance by such Commitment Party with the provisions hereof and thereof and the consummation of the transactions (including the purchase by such Commitment Party of its Backstop Commitment Percentage of the Unsubscribed Shares and its portion of the Rights Offering Shares) contemplated herein and therein, except (a) any consent, approval, authorization, Order, registration or qualification which, if not made or obtained, would not reasonably be expected, individually or in the aggregate, to prohibit or materially and adversely impact such Commitment Party’s performance of its obligations under this Agreement and each other Transaction Agreement to which such Commitment Party is a party and (b) filings, notifications, authorizations, approvals, consents, clearances or termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement.

Section 5.6 Offering. Such Commitment Party represents and warrants that it has not engaged and will not engage in “general solicitation” or “general advertising” (each within the meaning of Regulation D of the Securities Act) of or to investors with respect to offers or sales of (a) the Unsubscribed Shares or (b) any shares of New Common Stock issued to such Commitment Party in satisfaction of the Commitment Premium, in each case under circumstances that would cause the offering or issuance of Unsubscribed Shares or any shares of New Common Stock issued in satisfaction of the Commitment Premium under this Agreement not to be exempt from registration under the Securities Act pursuant to Section 4(a)(2), the provisions of Regulation D or any other applicable exemption to the extent that such shares are issued in reliance on Section 4(a)(2) of the Securities Act.

Section 5.7 Purchasing Intent. Such Commitment Party is acquiring the Unsubscribed Shares, and any shares of New Common Stock issued to such Commitment Party in satisfaction of the Commitment Premium, for its own account or accounts or funds over which it holds voting discretion, not otherwise as a nominee or agent, and not otherwise with the view to, or for resale in connection with, any distribution thereof not in compliance with applicable securities Laws, and such Commitment Party has no present intention of selling, granting any other participation in, or otherwise distributing the same, except in compliance with applicable securities Laws.

Section 5.8 Sophistication; Investigation. Such Commitment Party has such knowledge and experience in financial and business matters such that it is capable of evaluating the merits and risks of its investment in the Unsubscribed Shares and any shares of New Common Stock issued to such Commitment Party in satisfaction of the Commitment Premium. Such Commitment Party is an “accredited investor” within the meaning of Rule 501(a) of the Securities Act and a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act. Such Commitment Party understands and is able to bear any economic risks associated with such investment (including the necessity of holding such shares for an indefinite period of time). Except for the representations and warranties expressly set forth in this Agreement or any other Transaction Agreement, such Commitment Party disclaims reliance on any representations or warranties, either express or implied, by or on behalf of the Company or any of its Subsidiaries. Such Commitment Party acknowledges that  it (A) has been furnished with or has had full access to all the information that it considers necessary or appropriate to make an informed investment decision with respect to the Unsubscribed Shares or any shares of New Common Stock issued to such Commitment Party in satisfaction of the Commitment Premium, (B) has had an opportunity to discuss with management of the Company the intended business and financial affairs of the Company and to obtain information (to the extent the Company possessed such information or could acquire it without unreasonable effort or expense) necessary to verify any information furnished to it or to which it had access. Such Commitment Party acknowledges that the transfer of the Unsubscribed Shares or any shares of New Common Stock issued to such Commitment Party in satisfaction of the Commitment Premium has not been registered under the Securities Act or under any state securities laws.

Section 5.9 No Broker’s Fees. Such Commitment Party is not a party to any Contract with any Person (other than the Transaction Agreements and any Contract giving rise to the Expense Reimbursement hereunder) that would give rise to a valid claim against the Company or any of its Subsidiaries for a brokerage commission, finder’s fee or like payment in connection with the Rights Offering or the sale of the Unsubscribed Shares.

Section 5.10 Note Claims.

(a)       As of the date hereof, such Commitment Party and its Affiliates (to the extent of such Commitment Party’s knowledge) were, collectively, the beneficial owner of, or the investment advisor or manager for the beneficial owner of, at least the aggregate principal amount of Note Claims as set forth opposite such Commitment Party’s name under the column titled “Note Claims” on Schedule 2 attached hereto.

(b)       As of the date hereof, such Commitment Party or its applicable Affiliates has the full power to vote, dispose of and compromise at least the aggregate principal amount of the Note Claims set forth opposite such Commitment Party’s name under the column titled “Note Claims” on Schedule 2 attached hereto.

(c)       As of the date hereof, such Commitment Party has not entered into any Contract to Transfer, in whole or in part, any portion of its right, title or interest in such Note Claims where such Transfer would prohibit such Commitment Party from complying with the terms of this Agreement or the Restructuring Support Agreement.

Section 5.11 Arm’s-Length. Such Commitment Party acknowledges and agrees that (a) the Company and its Subsidiaries are acting solely in the capacities of arm’s-length contractual counterparties to such Commitment Party with respect to the transactions contemplated hereby (including in connection with determining the terms of the Rights Offering) and not as a financial advisor or a fiduciary to, or an agent of, such Commitment Party and (b) neither the Company nor any of its Subsidiaries is advising such Commitment Party as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction.

Article VI

ADDITIONAL COVENANTS

Section 6.1 Orders Generally. The Company and the Debtors, as applicable, shall support and make commercially reasonable efforts, consistent with the Restructuring Support Agreement, to (a) obtain the entry of the Approval Order and the Confirmation Order, (b) cause the Approval Order and the Confirmation Order to become Final Orders (and request that such Orders become Final Orders effective immediately upon entry by the Bankruptcy Court pursuant to a waiver of Rules 3020 and 6004(h) of the Bankruptcy Rules, as applicable), and (c) take all other actions required under the terms of the Restructuring Support Agreement, consistent with the Bankruptcy Code, the Bankruptcy Rules and the Restructuring Support Agreement. Unless otherwise determined by the Requisite Commitment Parties, counsel to the Commitment Parties will provide the Company and its counsel with copies of the proposed Approval Order, and a reasonable opportunity to review and comment on such Orders prior to such Orders being filed with the Bankruptcy Court, and such Orders shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and satisfactory to the Company. Any amendments, modifications, changes, or supplements to any of the Approval Order and the Confirmation Order and any of the motions seeking entry of such Orders, shall be in form and substance reasonably satisfactory to the Requisite Commitment Parties and satisfactory to the Company.

Section 6.2 Conduct of Business

(a) Except as expressly set forth in this Agreement or in the Restructuring Support Agreement or with the prior written consent of Requisite Commitment Parties (requests for which, including related information, shall be directed to the counsel and financial advisors to the Ad Hoc Committee), during the period from the date of this Agreement to the earlier of the Closing Date and the date on which this Agreement is terminated in accordance with its terms (the “Pre-Closing Period”), (a) the Company shall, and shall cause each of its Subsidiaries to, carry on its business in the ordinary course and use its commercially reasonable efforts to: (i) preserve intact its business, (ii) keep available the services of its officers and employees, (iii) preserve its material relationships with customers, suppliers, licensors, licensees, distributors and others having material business dealings with the Company or its Subsidiaries in connection with their business, and (iv) file Company SEC Documents within the time periods required under the Exchange Act, in each case in accordance with ordinary course practices, and (b) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any transaction that is material to their business other than (A) transactions in the ordinary course of business that are consistent with prior business practices of the Debtors, (B) other transactions after prior notice to the Commitment Parties to implement tax planning which transactions are not reasonably expected to materially adversely affect any Commitment Party and (C) transactions expressly contemplated by the Transaction Agreements.

For the avoidance of doubt, the following shall be deemed to occur outside of the ordinary course of business of the Company and shall require the prior written consent of the Requisite Commitment Parties unless the same would otherwise be permissible under the preceding clause (B) or (C): (1) any amendment, modification, termination, waiver, supplement, restatement or other change to any Material Contract or any assumption of any Material Contract in connection with the Chapter 11 Cases (other than as contemplated and allowed by the Restructuring Support Agreement or any Material Contracts that are otherwise addressed by clause (3) below), (2) entry into, or any amendment, modification, waiver, supplement or other change to, any employment agreement to which the Company or any of its Subsidiaries is a party or any assumption of any such employment agreement in connection with the Chapter 11 Cases, except for as provided for in the Restructuring Support Agreement or the Plan, and (3) the adoption or amendment of any management incentive or equity plan by any of the Debtors except for as provided for in the Restructuring Support Agreement or the Plan. Except as otherwise provided in this Agreement, nothing in this Agreement shall give the Commitment Parties, directly or indirectly, any right to control or direct the operations of the Company and its Subsidiaries. Prior to the Closing Date, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of the business of the Company and its Subsidiaries.

Section 6.3 Access to Information; Confidentiality.

(a)       Subject to applicable Law and Section 6.3(b), upon reasonable notice during the Pre-Closing Period, the Company shall (and shall cause its Subsidiaries to) afford the Commitment Parties and their Representatives upon request reasonable access, during normal business hours and without unreasonable disruption or interference with the Company’s and its Subsidiaries’ business or operations, to the Company’s and its Subsidiaries’ employees, properties, books, Contracts and records and, during the Pre-Closing Period, the Company shall

(and shall cause its Subsidiaries to) furnish promptly to such parties all reasonable information concerning the Company’s and its Subsidiaries’ business, properties and personnel as may reasonably be requested by any such party, provided that the foregoing shall not require the Company (i) to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would cause the Company or any of its Subsidiaries to violate any of their respective obligations with respect to confidentiality to a third party if the Company shall have used its commercially reasonable efforts to obtain, but failed to obtain, the consent of such third party to such inspection or disclosure, (ii) to disclose any legally privileged information of the Company or any of its Subsidiaries or (iii) to violate any applicable Laws or Orders. All requests for information and access made in accordance with this Section 6.3 shall be directed to an executive officer of the Company or such Person as may be designated by the Company’s executive officers.

(b)       From and after the date hereof until the date that is one (1) year after the expiration of the Pre-Closing Period, each Commitment Party shall, and shall cause its Representatives to, (i) keep confidential and not provide or disclose to any Person any documents or information received or otherwise obtained by such Commitment Party or its Representatives pursuant to Section 6.3(a), Section 6.4 or in connection with a request for approval pursuant to Section 6.2 (except that provision or disclosure may be made to any Affiliate or Representative of such Commitment Party who needs to know such information for purposes of this Agreement or the other Transaction Agreements and who agrees to observe the terms of this Section 6.3(b) (and such Commitment Party will remain liable for any breach of such terms by any such Affiliate or Representative)), and (ii) not use such documents or information for any purpose other than in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby. Notwithstanding the foregoing, the immediately preceding sentence shall not apply in respect of documents or information that (A) is now or subsequently becomes generally available to the public through no violation of this Section 6.3(b), (B) becomes available to a Commitment Party or its Representatives on a non-confidential basis from a source other than the Company or any of its Subsidiaries or any of their respective Representatives, (C) becomes available to a Commitment Party or its Representatives through document production or discovery in connection with the Chapter 11 Cases or other judicial or administrative process, but subject to any confidentiality restrictions imposed by the Chapter 11 Cases or other such process, or (D) such Commitment Party or any Representative thereof is required to disclose pursuant to judicial or administrative process or pursuant to applicable Law or applicable securities exchange rules; provided, that, such Commitment Party or such Representative shall provide the Company with prompt written notice of such legal compulsion and, to the extent permitted by applicable Law, exercise commercially reasonable efforts to cooperate with the Company to obtain a protective Order or similar remedy to cause such information or documents not to be disclosed, including, to the extent permitted by applicable Law, interposing all available objections thereto, at the Company’s sole cost and expense; provided, further, that, in the event that such protective Order or other similar remedy is not obtained, the disclosing party shall furnish only that portion of such information or documents that is legally required to be disclosed and shall exercise its commercially reasonable efforts (at the Company’s sole cost and expense) to obtain assurance that confidential treatment will be accorded such disclosed information or documents to the extent permitted by applicable Law.

Section 6.4 Financial Information.

(a)       During the Pre-Closing Period, the Company shall deliver to the counsel and financial advisors to the Ad Hoc Committee, and to each Commitment Party that so requests, all statements and reports the Company is required to deliver to the RBL Agent pursuant to Section 4.05 of the RBL Credit Agreement (as in effect on the date hereof) (the “Financial Reports”).  Neither any waiver by the parties to the RBL Credit Agreement of their right to receive the Financial Reports nor any amendment or termination of the RBL Credit Agreement shall affect the Company’s obligation to deliver the Financial Reports to the Commitment Parties in accordance with the terms of this Agreement.

(b)       Information required to be delivered pursuant to Section 4.05 of the RBL Credit Agreement (as in effect on the date hereof) shall be deemed to have been delivered in accordance with Section 6.4(a) on the date on which the Company provides written notice to the counsel and financial advisors to the Ad Hoc Committee, and to each Commitment Party that so requests, such information that such information is available via the EDGAR system of the SEC on the internet (to the extent such information has been posted or is available as described in such notice).

(c)       Each Commitment Party agrees that all information and reports delivered pursuant to this Section 6.4 shall be subject to the provisions of Section 6.3(b).

Section 6.5 Commercially Reasonable Efforts.

(a)       Without in any way limiting any other respective obligation of the Company or any Commitment Party in this Agreement, each Party shall use commercially reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, reasonably necessary, proper or advisable in order to consummate and make effective the transactions contemplated by this Agreement and the Plan, including using commercially reasonable efforts in:

(i)       timely preparing and filing all documentation reasonably necessary to effect all necessary notices, reports and other filings of such Person and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party or Governmental Entity;

(ii)       defending any Legal Proceedings in any way challenging (A) this Agreement, the Plan or any other Transaction Agreement, (B) the Approval Order and the Confirmation Order or (C) the consummation of the transactions contemplated hereby and thereby, including seeking to have any stay or temporary restraining Order entered by any Governmental Entity vacated or reversed; and

(iii)       working together in good faith to finalize the Reorganized Company Corporate Documents, Transaction Agreements and all other documents relating thereto for timely inclusion in the Plan and filing with the Bankruptcy Court.

(b)       Subject to applicable Laws relating to the exchange of information, and in accordance with the Restructuring Support Agreement, the Commitment Parties and the Company shall have the right to review in advance, and to the extent practicable each will consult with the other on all of the information relating to Commitment Parties or the Company, as the case may be, and any of their respective Subsidiaries, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement or the Plan; provided, however, that the Commitment Parties are not required to provide for review in advance declarations or other evidence submitted in connection with any filing with the Bankruptcy Court. In exercising the foregoing rights, the Parties shall act as reasonably and as promptly as practicable.

(c)       [Reserved]

(d)       Nothing contained in this Section 6.5(d) shall limit the ability of any Commitment Party to consult with the Debtors, to appear and be heard, or to file objections, concerning any matter arising in the Chapter 11 Cases to the extent not inconsistent with the Restructuring Support Agreement.

Section 6.6 Reorganized Company Corporate Documents. The Plan will provide that on the Effective Date the Reorganized Company Corporate Documents will be approved, adopted and effective. Forms of the Reorganized Company Corporate Documents shall be filed with the Bankruptcy Court as part of the Plan Supplement or an amendment thereto.

Section 6.7 Blue Sky. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary in order to obtain an exemption for, or to qualify the Unsubscribed Shares issued hereunder, sale to the Commitment Parties at the Closing Date pursuant to this Agreement under applicable securities and “Blue Sky” Laws of the states of the United States (or to obtain an exemption from such qualification) and any applicable foreign jurisdictions, and shall provide evidence of any such action so taken to the Commitment Parties on or prior to the Closing Date. The Company shall timely make all filings and reports relating to the offer and sale of the Unsubscribed Shares issued hereunder required under applicable securities and “Blue Sky” Laws of the states of the United States following the Closing Date. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 6.7.

Section 6.8 DTC Eligibility. Unless otherwise requested by the Requisite Commitment Parties, the Company shall use commercially reasonable efforts to promptly make, when applicable from time to time after the Closing, all Unlegended Shares eligible for deposit with The Depository Trust Company. “Unlegended Shares” means any shares of New Common Stock acquired by the Commitment Parties and their respective Affiliates (including any Related Purchaser or Ultimate Purchaser in respect thereof) pursuant to this Agreement and the Plan, including all shares issued to the Commitment Parties and their respective Affiliates in connection with the Rights Offering, that do not require, or are no longer subject to, the Legend.

Section 6.9 Use of Proceeds. The Debtors will apply the proceeds from the exercise of the Subscription Rights and the sale of the Unsubscribed Shares for the purposes identified in the Disclosure Statement and the Plan.

Section 6.10 Share Legend. In the event the shares of New Common Stock distributed pursuant to this Agreement are issued in reliance on section 4(a)(2) of the Securities Act, each certificate evidencing all shares of New Common Stock issued hereunder, including any certificate evidencing shares of New Common Stock that may be issued in satisfaction of the Commitment Premium and in reliance on section 4(a)(2) of the Securities Act as provided herein, and each certificate issued in exchange for or upon the Transfer of any such shares, shall be stamped or otherwise imprinted with a legend (the “Legend”) in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE WERE ORIGINALLY ISSUED ON [DATE OF ISSUANCE], HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR ANY OTHER APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR AN AVAILABLE EXEMPTION FROM REGISTRATION THEREUNDER.”

In the event that any such shares are uncertificated, such shares shall be subject to a restrictive notation substantially similar to the Legend in the stock ledger or other appropriate records maintained by the Company or agent and the term “Legend” shall include such restrictive notation. The Company shall remove the Legend (or restrictive notation, as applicable) set forth above from the certificates evidencing any such shares (or the stock ledger or other appropriate Company records, in the case of uncertified shares), upon request, at any time after the restrictions described in such Legend cease to be applicable, including, as applicable, when such shares may be sold under Rule 144 of the Securities Act. The Company may reasonably request such opinions, certificates or other evidence that such restrictions no longer apply as a condition to removing the Legend.

Section 6.11 Antitrust Approval.

(a)       Each Party agrees to use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated by this Agreement, the Plan and the other Transaction Agreements, including (i) if applicable, filing, or causing to be filed, the Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by this Agreement with the Antitrust Division of the United States Department of Justice and the United States Federal Trade Commission and any filings (or, if required by any Antitrust Authority, any drafts thereof) under any other Antitrust Laws that are necessary to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable and no later than fifteen (15) Business Days following the date hereof and (ii) promptly furnishing documents or information reasonably requested by any Antitrust Authority.

(b)       The Company and each Commitment Party subject to an obligation pursuant to the Antitrust Laws to notify any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements that has notified the Company in writing of such obligation (each such Commitment Party, a “Filing Party”) agree to reasonably cooperate with each other as to the appropriate time of filing such notification and its content. The Company and each Filing Party shall, to the extent permitted by applicable Law: (i) promptly notify each other of, and if in writing, furnish each other with copies of (or, in the case of material oral communications, advise each other orally of) any communications from or with an Antitrust Authority; (ii) not participate in any meeting with an Antitrust Authority unless it consults with each other Filing Party and the Company, as applicable, in advance and, to the extent permitted by the Antitrust Authority and applicable Law, give each other Filing Party and the Company, as applicable, a reasonable opportunity to attend and participate thereat; (iii) furnish each other Filing Party and the Company, as applicable, with copies of all correspondence and communications between such Filing Party or the Company and the Antitrust Authority; (iv) furnish each other Filing Party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the Antitrust Authority; and (v) not withdraw its filing, if any, under the HSR Act without the prior written consent of the Requisite Commitment Parties and the Company.

(c)       Should a Filing Party be subject to an obligation under the Antitrust Laws to jointly notify with one or more other Filing Parties (each, a “Joint Filing Party”) any transaction contemplated by this Agreement, the Plan or the other Transaction Agreements, such Joint Filing Party shall promptly notify each other Joint Filing Party of, and if in writing, furnish each other Joint Filing Party with copies of (or, in the case of material oral communications, advise each other Joint Filing Party orally of) any communications from or with an Antitrust Authority.

(d)       The Company and each Filing Party shall use their commercially reasonable efforts to obtain all authorizations, approvals, consents, or clearances under any applicable Antitrust Laws or to cause the termination or expiration of all applicable waiting periods under any Antitrust Laws in connection with the transactions contemplated by this Agreement at the earliest possible date after the date of filing. The communications contemplated by this Section 6.11 may be made by the Company or a Filing Party on an outside counsel-only basis or subject to other agreed upon confidentiality safeguards. The obligations in this Section 6.11 shall not apply to filings, correspondence, communications or meetings with Antitrust Authorities unrelated to the transactions contemplated by this Agreement, the Plan or the other Transaction Agreements.

Section 6.12 Alternative Transactions. The Company and the other Debtors shall not seek, solicit, or support any Alternative Transaction except with the prior written consent of the Commitment Parties; provided, however, that (i) if any of the Debtors, directly or indirectly, through any of its representatives or advisors, receives a bona fide proposal for an Alternative Transaction from any third party (who has not withdrawn such proposal) from the date of execution of this Agreement until the occurrence of a Termination Date, and such Debtor has determined in good faith that such Alternative Transaction is, or after reasonable commercial negotiations may be, higher or otherwise better than the Restructuring Transactions, then the Debtors shall, within two business days of making such determination, notify counsel to the Commitment Parties of the receipt of such proposal, with such notice to include the material terms thereof, including the identity of the person or group of persons involved. The Debtors shall not enter into any confidentiality agreement with a party interested in an Alternative Transaction unless such party consents to identifying and providing to counsel to the Commitment Parties (under a reasonably acceptable confidentiality agreement) the foregoing information.

Article VII

CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 7.1 Conditions to the Obligations of the Commitment Parties. The obligations of each Commitment Party to consummate the transactions contemplated hereby shall be subject to (unless waived in accordance with Section 7.2) the satisfaction of the following conditions prior to or at the Closing:

(a)       Approval Order. The Bankruptcy Court shall have entered the Approval Order and such Order shall be a Final Order.

(b)       Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order in form and substance reasonably satisfactory to the Requisite Commitment Parties, and such Order shall be a Final Order.

(c)       Plan. The Company and all of the other Debtors shall have complied, in all material respects, with the terms of the Plan that are to be performed by the Company and the other Debtors on or prior to the Effective Date and the conditions to the occurrence of the Effective Date (other than any conditions relating to occurrence of the Closing) set forth in the Plan shall have been satisfied or waived in accordance with the terms of the Plan.

(d)       Rights Offering; Rights Offering Procedures. The Rights Offering and Rights Offering Procedures shall have been conducted, in all material respects, in accordance with any Approval Order and this Agreement, and the Rights Offering Expiration Time shall have occurred.

(e)       Effective Date. The Effective Date shall have occurred, or shall be deemed to have occurred concurrently with the Closing, as applicable, in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(f)       Reorganized Company Corporate Documents. The Reorganized Company Corporate Documents shall duly have been approved and adopted and shall be in full force and effect.

(g)       Expense Reimbursement. The Debtors shall have paid all Expense Reimbursement accrued through the Closing Date pursuant to Section 3.3.

(h)       Consents. All governmental and third-party notifications, filings, consents, waivers and approvals set forth on Schedule 3 and required for the consummation of the transactions contemplated by this Agreement and the Plan shall have been made or received.

(i)       Antitrust Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws in connection with the transactions contemplated by this Agreement shall have been obtained.

(j)       No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement;

(k)       Representations and Warranties.

(i)       The representations and warranties of the Debtors contained in Sections 4.11 and 4.28 shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date).

(ii)       The representations and warranties of the Debtors contained in Sections 4.2, 4.3, 4.4, 4.5, and 4.6(b) shall be true and correct in all material respects on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(iii)       The representations and warranties of the Debtors contained in this Agreement other than those referred to in clauses (i) and (ii) above shall be true and correct (disregarding all materiality or Material Adverse Effect qualifiers) on and as of the Closing Date after giving effect to the Plan with the same effect as if made on and as of the Closing Date after giving effect to the Plan (except for such representations and warranties made as of a specified date, which shall be true and correct only as of the specified date), except where the failure to be so true and correct does not constitute, individually or in the aggregate, a Material Adverse Effect.

(l)       Covenants. The Debtors shall have performed and complied, in all material respects, with all of their respective covenants and agreements contained in this Agreement that contemplate, by their terms, performance or compliance prior to the Closing Date.

(m)       Material Adverse Effect. Since the date of this Agreement, there shall not have occurred, and there shall not exist, any event, development, occurrence or change that constitutes, individually or in the aggregate, a Material Adverse Effect.

(n)       Officer’s Certificate. The Commitment Parties shall have received on and as of the Closing Date a certificate of the chief executive officer or chief financial officer of the Company confirming that the conditions set forth in Sections 7.1(k), (l), and (m) have been satisfied.

(o)       Funding Notice. The Noteholders shall have received the Funding Notice.

(p)       Key Contracts. The assumption or rejection (in each case, pursuant to section 365 of the Bankruptcy Code) and/or amendment of the Contracts described in Section 1.1 of the Company Disclosure Schedules as of the Closing Date and the liabilities of the Reorganized Debtors with respect to such Contracts shall, in the aggregate, be reasonably satisfactory to the Requisite Commitment Parties.

Section 7.2 Waiver of Conditions to Obligations of Commitment Parties. All or any of the conditions set forth in Section 7.1 may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Commitment Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver.

Section 7.3 Conditions to the Obligations of the Debtors. The obligations of the Debtors to consummate the transactions contemplated hereby with the Commitment Parties is subject to (unless waived by the Company) the satisfaction of each of the following conditions:

(a)       Approval Order. The Bankruptcy Court shall have entered the Approval Order and such Order shall be a Final Order.

(b)       Confirmation Order. The Bankruptcy Court shall have entered the Confirmation Order, and such Order shall be a Final Order.

(c)       Effective Date. The Effective Date shall have occurred in accordance with the terms and conditions in the Plan and in the Confirmation Order.

(d)       Rights Offering. The Rights Offering Expiration Time shall have occurred.

(e)       Antitrust Approvals. All waiting periods imposed by any Governmental Entity or Antitrust Authority in connection with the transactions contemplated by this Agreement shall have terminated or expired and all authorizations, approvals, consents or clearances under the Antitrust Laws in connection with the transactions contemplated by this Agreement shall have been obtained.

(f)       No Legal Impediment to Issuance. No Law or Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the transactions contemplated by this Agreement.

(g)       Representations and Warranties.

(i)       Solely to the extent that (a) the Unsubscribed Shares or (b) any shares of New Common Stock issued to such Commitment Party in satisfaction of the Commitment Premium are, in either case, issued pursuant to this Agreement in reliance on Section 4(a)(2) of the Securities Act, the representations and warranties of the Commitment Parties contained in Sections 5.6, 5.7 and 5.8 shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

(ii)       The representations and warranties of the Commitment Parties contained in this Agreement (other than those referred to in clause (i) above) that are qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all respects only as of the specified date).

(iii)       The representations and warranties of the Commitment Parties contained in this Agreement (other than those referred to in clause (i) above) that are not qualified by “materiality” or “material adverse effect” or words or similar import shall be true and correct in all material respects on and as of the Closing Date with the same effect as if made on and as of the Closing Date (except for such representations and warranties made as of a specified date, which shall be true and correct in all material respects only as of the specified date).

(h)       Covenants. The Commitment Parties shall have performed and complied, in all material respects, with all of their covenants and agreements contained in this Agreement and in any other document delivered pursuant to this Agreement.

(i)       Officer’s Certificate. Upon request of the Company, the Debtors shall have received on and as of the Closing Date a certificate of an executive officer or other authorized signatory of each of the Commitment Parties confirming that the conditions set forth in Section 7.3(h) and (i) have been satisfied.

Article VIII

INDEMNIFICATION AND CONTRIBUTION

Section 8.1 Indemnification Obligations. Following the entry of the Approval Order, the Company and the other Debtors (the “Indemnifying Parties” and each, an “Indemnifying Party”) shall, jointly and severally, indemnify and hold harmless each Commitment Party and its Affiliates, equity holders, members, partners, general partners, managers and its and their respective Representatives and controlling persons (each, an “Indemnified Person”) from and against any and all losses, claims, damages, liabilities and costs and expenses (other than Taxes of the Commitment Parties except to the extent otherwise provided for in this Agreement) (collectively, “Losses”) that any such Indemnified Person may incur or to which any such Indemnified Person may become subject arising out of or in connection with this Agreement, the Plan and the transactions contemplated hereby and thereby, including the Backstop Commitment, the Rights Offering, the payment of the Commitment Premium or the Termination Fee or the use of the proceeds of the Rights Offering, or any claim, challenge, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such proceedings are brought by the Company, the other Debtors, their respective equity holders, Affiliates, creditors or any other Person, and reimburse each Indemnified Person upon demand for reasonable documented (with such documentation subject to redaction to preserve attorney client and work product privileges) legal or other third-party expenses incurred in connection with investigating, preparing to defend or defending, or providing evidence in or preparing to serve or serving as a witness with respect to, any lawsuit, investigation, claim or other proceeding relating to any of the foregoing (including in connection with the enforcement of the indemnification obligations set forth herein), irrespective of whether or not the transactions contemplated by this Agreement or the Plan are consummated or whether or not this Agreement is terminated; provided, that the foregoing indemnity will not, as to any Indemnified Person, apply to Losses (a) as to a Defaulting Commitment Party, its Related Parties or any Indemnified Person related thereto, caused by a Commitment Party Default by such Commitment Party, or (b) to the extent they are found by a final, non-appealable judgment of a court of competent jurisdiction to arise from the bad faith, willful misconduct or gross negligence of such Indemnified Person.

Section 8.2 Indemnification Procedure. Promptly after receipt by an Indemnified Person of notice of the commencement of any claim, challenge, litigation, investigation or proceeding (an “Indemnified Claim”), such Indemnified Person will, if a claim is to be made hereunder against the Indemnifying Party in respect thereof, notify the Indemnifying Party in writing of the commencement thereof; provided, that (a) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have hereunder except to the extent it has been materially prejudiced by such failure and (b) the omission to so notify the Indemnifying Party will not relieve the Indemnifying Party from any liability that it may have to such Indemnified Person otherwise than on account of this Article VIII. In case any such Indemnified Claims are brought against any Indemnified Person and it notifies the Indemnifying Party of the commencement thereof, the Indemnifying Party will be entitled to participate therein, and, at its election by providing written notice to such Indemnified Person, the Indemnifying Party will be entitled to assume the defense thereof, with counsel reasonably acceptable to such Indemnified Person; provided, that if the parties (including any impleaded parties) to any such Indemnified Claims include both such Indemnified Person and the Indemnifying Party and based on advice of such Indemnified Person’s counsel there are legal defenses available to such Indemnified Person that are different from or additional to those available to the Indemnifying Party, such Indemnified Person shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such Indemnified Claims. Upon receipt of notice from the Indemnifying Party to such Indemnified Person of its election to so assume the defense of such Indemnified Claims with counsel reasonably acceptable to the Indemnified Person, the Indemnifying Party shall not be liable to such Indemnified Person for expenses incurred by such Indemnified Person in connection with the defense thereof or participation therein (other than reasonable costs of investigation) unless (i) such Indemnified Person shall have employed separate counsel (in addition to any local counsel) in connection with the assertion of legal defenses in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the Indemnifying Party shall not be liable for the expenses of more than one separate counsel representing the Indemnified Persons who are parties to such Indemnified Claims (in addition to one local counsel in each jurisdiction in which local counsel is required)), (ii) the Indemnifying Party shall not have employed counsel reasonably acceptable to such Indemnified Person to represent such Indemnified Person within a reasonable time after the Indemnifying Party has received notice of commencement of the Indemnified Claims from, or delivered on behalf of, the Indemnified Person, (iii) after the Indemnifying Party assumes the defense of the Indemnified Claims, the Indemnified Person determines in good faith that the Indemnifying Party has failed or is failing to defend such claim and provides written notice of such determination and the basis for such determination, and such failure is not reasonably cured within ten (10) Business Days of receipt of such notice, or (iv) the Indemnifying Party shall have authorized in writing the employment of counsel for such Indemnified Person. Notwithstanding anything herein to the contrary, the Company and its Subsidiaries shall have sole control over any Tax controversy or Tax audit and shall be permitted to settle any liability for Taxes of the Company and its Subsidiaries.

Section 8.3 Settlement of Indemnified Claims. In connection with any Indemnified Claim for which an Indemnified Person is assuming the defense in accordance with this Article VIII, the Indemnifying Party shall not be liable for any settlement of any Indemnified Claims effected by such Indemnified Person without the written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed). If any settlement of any Indemnified Claims is consummated with the written consent of the Indemnifying Party or if there is a final judgment for the plaintiff in any such Indemnified Claims, the Indemnifying Party agrees to indemnify and hold harmless each Indemnified Person from and against any and all Losses by reason of such settlement or judgment to the extent such Losses are otherwise subject to indemnification by the Indemnifying Party hereunder in accordance with, and subject to the limitations of, this Article VIII. The Indemnifying Party shall not, without the prior written consent of an Indemnified Person (which consent shall be granted or withheld, conditioned or delayed in the Indemnified Person’s sole discretion), effect any settlement of any pending or threatened Indemnified Claims in respect of which indemnity or contribution has been sought hereunder by such Indemnified Person unless (i) such settlement includes an unconditional release of such Indemnified Person in form and substance satisfactory to such Indemnified Person from all liability on the claims that are the subject matter of such Indemnified Claims and (ii) such settlement does not include any statement as to or any admission of fault, culpability or a failure to act by or on behalf of any Indemnified Person.

Section 8.4 Contribution. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold it harmless from Losses that are subject to indemnification pursuant to Section 8.1, then the Indemnifying Party shall contribute to the amount paid or payable by such Indemnified Person as a result of such Loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Person, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to the Indemnifying Party, on the one hand, and all Indemnified Persons, on the other hand, shall be deemed to be in the same proportion as (a) the total value received or proposed to be received by the Company pursuant to the issuance and sale of the Unsubscribed Shares in the Rights Offering contemplated by this Agreement and the Plan bears to (b) the Commitment Premium paid or proposed to be paid to the Commitment Parties. The Indemnifying Parties also agree that no Indemnified Person shall have any liability based on their comparative or contributory negligence or otherwise to the Indemnifying Parties, any Person asserting claims on behalf of or in right of any of the Indemnifying Parties, or any other Person in connection with an Indemnified Claim.

Section 8.5 Treatment of Indemnification Payments. All amounts paid by an Indemnifying Party to an Indemnified Person under this Article VIII shall, to the extent permitted by applicable Law, be treated as adjustments to the Per Share Purchase Price for all Tax purposes. The provisions of this Article VIII are an integral part of the transactions contemplated by this Agreement and without these provisions the Commitment Parties would not have entered into this Agreement. The Approval Order shall provide that the obligations of the Company under this Article VIII shall constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code and are payable without further Order of the Bankruptcy Court, and that the Company may comply with the requirements of this Article VIII without further Order of the Bankruptcy Court.

Section 8.6 No Survival. All representations, warranties, covenants and agreements made in this Agreement shall not survive the Closing Date except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which covenants and agreements shall survive until satisfied in accordance with their terms.

Article IX

TERMINATION

Section 9.1 Consensual Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing Date by mutual written consent of the Company and the Requisite Commitment Parties.

Section 9.2 Automatic Termination. Notwithstanding anything to the contrary in this Agreement, following the commencement of the Chapter 11 Cases and unless and until there is an unstayed Order of the Bankruptcy Court providing that the giving of notice under and/or termination of this Agreement in accordance with its terms is not prohibited by the automatic stay imposed by section 362 of the Bankruptcy Code, and except as otherwise provided in this Section 9.2, at which point this Agreement may be terminated by the Requisite Commitment Parties upon written notice to the Company upon the occurrence of any of the following events, this Agreement shall terminate automatically without any further action or notice by any Party at 5:00 p.m., New York City time on the fifth Business Day following the occurrence of any of the following events; provided that the Requisite Commitment Parties may waive such termination or extend any applicable dates in accordance with Section 10.7:

(a)       the Closing Date has not occurred by 11:59 p.m., New York City time on the date that is 119 days after the Petition Date (as it may be extended pursuant to this Section 9.2(a) or Section 2.3(a), the “Outside Date”), unless prior thereto the Effective Date occurs and the Rights Offering has been consummated; provided, that the Outside Date may be extended with the prior written consent of the Requisite Commitment Parties;

(b)       the obligations of the Consenting Noteholders under the Restructuring Support Agreement are terminated in accordance with the terms of the Restructuring Support Agreement;

(c)       the Company, any of the other Debtors or any other Commitment Party files any motion, application or adversary proceeding (or any of the Company, any of the other Debtors or a Consenting Noteholder supports any such motion, application, or adversary proceeding filed or commenced by any third party) (A) challenging the validity, enforceability, perfection, or priority of, or seeking avoidance or subordination of the Note Claims, or (B) asserting any other cause of action against and/or with respect or relating to such claims;

(d)       (i) the Company or the other Debtors shall have breached any representation, warranty, covenant or other agreement made by the Company or the other Debtors in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Sections 7.1(k), (l), or Section 7.1(m) not to be satisfied, (ii) the Commitment Parties shall have delivered written notice of such breach or inaccuracy to the Company, (iii) such breach or inaccuracy is not cured by the Company or the other Debtors by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Sections 7.1(k), (l), or Section 7.1(m) is not capable of being satisfied; provided that this Agreement shall not terminate automatically pursuant to this Section 9.2(d) if the Commitment Parties are then in willful or intentional breach of this Agreement.

(e)       any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Transaction Agreements, and, by the tenth (10th) Business Day after such Law or final and non-appealable Order shall have been enacted, adopted or issued, no relief has been obtained allowing consummation of the Rights Offering or the transactions contemplated by this Agreement and the other Transaction Agreements in a manner that (i) does not prevent or diminish in a material way compliance with the terms of the Plan and this Agreement, or (ii) is reasonably acceptable to the Requisite Commitment Parties;

(f)       (i) the Bankruptcy Court approves or authorizes an Alternative Transaction; or (ii) the Company or any of its Subsidiaries enters into any Contract providing for the consummation of any Alternative Transaction or files any motion or application seeking authority to propose, join in or participate in the formation of, any actual or proposed Alternative Transaction;

(g)       the Company or any other Debtor (i) amends or modifies, or files a pleading seeking authority to amend or modify, the Definitive Documentation in a manner that is materially inconsistent with this Agreement; (ii) suspends or revokes the Transaction Agreements; or (iii) publicly announces its intention to take any such action listed in sub-clauses (i) and (ii) of this subsection; or

(h)       either of the Approval Order or the Confirmation Order is terminated, reversed, stayed, dismissed, vacated, or reconsidered, or any such Order is modified or amended after entry without the prior written consent of the Requisite Commitment Parties;

Section 9.3 Termination by the Company.

This Agreement may be terminated by the Company upon written notice to each Commitment Party upon the occurrence of any of the following events, subject to the rights of the Company to fully and conditionally waive, in writing, on a prospective or retroactive basis the occurrence of such event:

(a)       any Law or final and non-appealable Order shall have been enacted, adopted or issued by any Governmental Entity that prohibits the implementation of the Plan or the Rights Offering or the transactions contemplated by this Agreement or the other Transaction Agreements, and, by the tenth (10th) Business Day after such Law or final and non-appealable Order shall have been enacted, adopted or issued, no relief has been obtained allowing consummation of the Rights Offering or the transactions contemplated by this Agreement and the other Transaction Agreements in a manner that (i) does not prevent or diminish in a material way compliance with the terms of the Plan and this Agreement, or (ii) is reasonably acceptable to the Requisite Commitment Parties;

(b)       subject to the right of the Commitment Parties to arrange a Commitment Party Replacement in accordance with Section 2.3(a) (which will be deemed to cure any breach by the replaced Commitment Party pursuant to this subsection (b)), (i) any Commitment Party shall have breached any representation, warranty, covenant or other agreement made by such Commitment Party in this Agreement or any such representation or warranty shall have become inaccurate and such breach or inaccuracy would, individually or in the aggregate, cause a condition set forth in Section 7.3(g) or Section 7.3(h) not to be satisfied, (ii) the Company shall have delivered written notice of such breach or inaccuracy to such Commitment Party, (iii) such breach or inaccuracy is not cured by such Commitment Party by the tenth (10th) Business Day after receipt of such notice, and (iv) as a result of such failure to cure, any condition set forth in Section 7.3(g) or Section 7.3(h) is not capable of being satisfied; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(b) if it is then in willful or intentional breach of this Agreement;

(c)       the Company or any of its Subsidiaries determines, after receiving advice from counsel, that proceeding with the Restructuring Transactions (including, without limitation, the Plan or solicitation of the Plan) would be inconsistent with the exercise of the fiduciary duties of the board of directors or analogous governing body of the Company or such Subsidiary; provided, that, concurrently with such termination, the Company pays the Termination Fee pursuant to Section 9.4(b)(ii);

(d)       the Restructuring Support Agreement is terminated in accordance with its terms; or

(e)       the Closing Date has not occurred by the Outside Date (as the same may be extended pursuant to Section 9.2(a) or Section 2.3(a)), unless prior thereto the Effective Date occurs and the Rights Offering has been consummated; provided, that the Company shall not have the right to terminate this Agreement pursuant to this Section 9.3(e) if it is then in willful or intentional breach of this Agreement;

Section 9.4 Effect of Termination.

(a)       Upon termination of this Agreement pursuant to this Article IX, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the Parties; provided, that (i) the obligations of the Debtors to pay the Expense Reimbursement pursuant to Article III, to satisfy their indemnification obligations pursuant to Article VIII and to pay the Termination Fee pursuant to Section 9.4(b) shall survive the termination of this Agreement and shall remain in full force and effect, in each case, until such obligations have been satisfied, (ii) the provisions set forth in this Section 9.4 and Article X shall survive the termination of this Agreement in accordance with their terms and (iii) subject to Section 10.10, nothing in this Section 9.4 shall relieve any Party from liability for its gross negligence or any willful or intentional breach of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.

(b)       Upon termination of this Agreement pursuant to this Article IX (other than pursuant to (i) Section 9.2(b) (but solely to the extent the Restructuring Support Agreement is terminated as a result of a breach thereof by the Commitment Parties), (ii) Section 9.3(b) or (iii) Section 9.3(d) (but solely to the extent the Restructuring Support Agreement is terminated as a result of a breach thereof by the Commitment Parties), the Debtors shall pay the Termination Fee to the Commitment Parties or their designees based upon their respective Backstop Commitment Percentages on the date of payment, by wire transfer of immediately available funds to such accounts as the Requisite Commitment Parties may designate on or prior to the second (2nd) Business Day following such termination; provided, that if the Debtors shall terminate this Agreement pursuant to Section 9.3(c), then the Debtors shall pay the Termination Fee, in cash, concurrently with such termination. For the avoidance of doubt, if the Termination Fee becomes payable, the Debtors shall have no obligation to pay the Commitment Premium, and the Commitment Premium shall cease to be an allowed administrative expense of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code.

To the extent that all amounts due in respect of the Termination Fee pursuant to this Section 9.4(b) have actually been paid by the Debtors to the Commitment Parties in connection with a termination of this Agreement, the Commitment Parties shall not have any additional recourse against the Debtors for any obligations or liabilities relating to or arising from this Agreement, except for liability for gross negligence or willful or intentional breach of this Agreement pursuant to Section 9.4(a). Except as set forth in this Section 9.4(b), the Termination Fee shall not be payable upon the termination of this Agreement. The Termination Fee shall, pursuant to the Approval Order, constitute allowed administrative expenses of the Debtors’ estate under sections 503(b) and 507 of the Bankruptcy Code.

Article X

GENERAL PROVISIONS

Section 10.1 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via electronic facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the Parties at the following addresses (or at such other address for a Party as may be specified by like notice):

(a)       If to the Company or any of the other Debtors:

Bonanza Creek Energy, Inc.
Attn:	Skip Marter
410 17th Street, Suite 1400
Denver, Colorado 80202
Tel:	(720) 440-6100
Email:	smarter@bonanzacrk.com
With a copy to:
Davis Polk & Wardwell LLP
Attn:	Brian M. Resnick
Daniel M. Silberger
450 Lexington Avenue
New York, New York 10017
Tel:	(212) 450-3288
Fax:	(212) 701-6288
Email:	brian.resnick@davispolk.com
daniel.silberger@davispolk.com

(b)       If to the Commitment Parties:

To each Commitment Party at the addresses or e-mail addresses set forth below the Commitment Party’s signature page to this Agreement.

With a copy to:

Kirkland & Ellis LLP
Attn:	Steven Serajeddini
300 North LaSalle
Chicago, IL 60654
Tel:	(312) 862-2000
Fax:	(312) 862-2200
Email:	steven.serajeddini@kirkland.com

Kirkland & Ellis LLP
Attn:	Edward Sassower
Richard Aftanas
601 Lexington Avenue
New York, NY 10022
Tel:	(212) 446-4800
Fax:	(212) 446-4900
Emails:	edward.sassower@kirkland.com
richard.aftanas@kirkland.com

Section 10.2 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by any Party (whether by operation of Law or otherwise) without the prior written consent of the Company and the Requisite Commitment Parties, other than an assignment by a Commitment Party expressly permitted by Section 2.3 or 2.6 and any purported assignment in violation of this Section 10.2 shall be void ab initio. Except as provided in Article VIII with respect to the Indemnified Persons, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any Person any rights or remedies under this Agreement other than the Parties.

Section 10.3 Prior Negotiations; Entire Agreement.

(a)       This Agreement (including the agreements attached as Exhibits to and the documents and instruments referred to in this Agreement) constitutes the entire agreement of the Parties and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the Parties with respect to the subject matter of this Agreement, except that the Parties hereto acknowledge that any confidentiality agreements heretofore executed among the Parties and the Restructuring Support Agreement (including the Restructuring Term Sheet) will each continue in full force and effect.

(b)       Notwithstanding anything to the contrary in the Plan (including any amendments, supplements or modifications thereto) or the Confirmation Order (and any amendments, supplements or modifications thereto) or an affirmative vote to accept the Plan submitted by any Commitment Party, nothing contained in the Plan (including any amendments, supplements or modifications thereto) or Confirmation Order (including any amendments, supplements or modifications thereto) shall alter, amend or modify the rights of the Commitment

Parties under this Agreement unless such alteration, amendment or modification has been made in accordance with Section 10.7.

Section 10.4 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without regard to such state’s choice of law provisions which would require the application of the law of any other jurisdiction. By its execution and delivery of this Agreement, each Party irrevocably and unconditionally agrees for itself that any legal action, suit, or proceeding against it with respect to any matter arising under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit, or proceeding, may be brought in the United States District Court for the Southern District of New York, and by executing and delivering this Agreement, each of the Parties irrevocably accepts and submits itself to the exclusive jurisdiction of such court, generally and unconditionally, with respect to any such action, suit or proceeding. Notwithstanding the foregoing consent to New York jurisdiction, if the Chapter 11 Cases are commenced, each Party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement. By executing and delivering this Agreement, and upon commencement of the Chapter 11 Cases, each of the Parties irrevocably and unconditionally submits to the personal jurisdiction of the Bankruptcy Court solely for purposes of any action, suit, proceeding, or other contested matter arising out of or relating to this Agreement, or for recognition or enforcement of any judgment rendered or order entered in any such action, suit, proceeding, or other contested matter. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING TO AN ADDRESS PROVIDED IN WRITING BY THE RECIPIENT OF SUCH MAILING, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

Section 10.5 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY JURISDICTION IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE AMONG THE PARTIES UNDER THIS AGREEMENT, WHETHER IN CONTRACT, TORT OR OTHERWISE.

Section 10.6 Counterparts. This Agreement may be executed in any number of counterparts, all of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including via facsimile or other electronic transmission), it being understood that each Party need not sign the same counterpart.

Section 10.7 Waivers and Amendments; Rights Cumulative; Consent. This Agreement may be amended, restated, modified or changed only by a written instrument signed by the Company and the Requisite Commitment Parties; provided, that (a) any Commitment Party’s prior written consent shall be required for any amendment that would, directly or indirectly: (i) modify such Commitment Party’s Backstop Commitment Percentage, (ii) increase the Per Share Purchase Price to be paid in respect of the Unsubscribed Shares, (iii) increase the Rights Offering Amount, (iv) increase the number of Rights Offering Shares, or (v) have a materially adverse and disproportionate effect on such Commitment Party; and (b) the prior written consent of each Commitment Party that was an original signatory hereto that is still a Commitment Party as of such date of amendment shall be required for any amendment to the definition of “Requisite Commitment Parties”. Notwithstanding the foregoing, Schedule 1 shall be revised as necessary without requiring a written instrument signed by the Company and the Requisite Commitment Parties to reflect changes in the composition of the Commitment Parties and Backstop Commitment Percentages as a result of Transfers permitted in accordance with the terms and conditions of this Agreement. The terms and conditions of this Agreement (other than the conditions set forth in Sections 7.1 and 7.3, the waiver of which shall be governed solely by Article VII) may be waived (A) by the Debtors only by a written instrument executed by the Company and (B) by the Requisite Commitment Parties only by a written instrument executed by the Requisite Commitment Parties. No delay on the part of any Party in exercising any right, power or privilege pursuant to this Agreement will operate as a waiver thereof, nor will any waiver on the part of any Party of any right, power or privilege pursuant to this Agreement, nor will any single or partial exercise of any right, power or privilege pursuant to this Agreement, preclude any other or further exercise thereof or the exercise of any other right, power or privilege pursuant to this Agreement.

Section 10.8 Headings. The headings in this Agreement are for reference purposes only and will not in any way affect the meaning or interpretation of this Agreement.

Section 10.9 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to an injunction or injunctions without the necessity of posting a bond to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity. Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a Party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity.

Section 10.10 Damages. Notwithstanding anything to the contrary in this Agreement, none of the Parties will be liable for, and none of the Parties shall claim or seek to recover, any punitive, special, indirect or consequential damages or damages for lost profits.

Section 10.11 No Reliance. No Commitment Party or any of its Related Parties shall have any duties or obligations to the other Commitment Parties in respect of this Agreement, the Plan or the transactions contemplated hereby or thereby, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) no Commitment Party or any of its Related Parties shall be subject to any fiduciary or other implied duties to the other Commitment Parties, (b) no Commitment Party or any of its Related Parties shall have any duty to take any discretionary action or exercise any discretionary powers on behalf of any other Commitment Party, (c) no Commitment Party or any of its Related Parties shall have any duty to the other Commitment Parties to obtain, through the exercise of diligence or otherwise, to investigate, confirm, or disclose to the other Commitment Parties any information relating to the Company or any of its Subsidiaries that may have been communicated to or obtained by such Commitment Party or any of its Affiliates in any capacity, (d) no Commitment Party may rely, and confirms that it has not relied, on any due diligence investigation that any other Commitment Party or any Person acting on behalf of such other Commitment Party may have conducted with respect to the Company or any of its Affiliates or any of their respective securities, and (e) each Commitment Party acknowledges that no other Commitment Party is acting as a placement agent, initial purchaser, underwriter, broker or finder with respect to its Unsubscribed Shares or Backstop Commitment Percentage of its Backstop Commitment.

Section 10.12 Publicity. At all times prior to the Closing Date or the earlier termination of this Agreement in accordance with its terms, the Company and the Commitment Parties shall consult with each other prior to issuing any press releases (and provide each other a reasonable opportunity to review and comment upon such release) or otherwise making public announcements with respect to the transactions contemplated by this Agreement, it being understood that nothing in this Section 10.12 shall prohibit any Party from filing any motions or other pleadings or documents with the Bankruptcy Court in connection with the Chapter 11 Cases.

Section 10.13 Settlement Discussions. This Agreement and the transactions contemplated herein are part of a proposed settlement of a dispute between the Parties. Nothing herein shall be deemed an admission of any kind. Pursuant to Section 408 of the U.S. Federal Rules of Evidence and any applicable state rules of evidence, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any Legal Proceeding, except to the extent filed with, or disclosed to, the Bankruptcy Court in connection with the Chapter 11 Cases (other than a Legal Proceeding to approve or enforce the terms of this Agreement).

Section 10.14 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Parties may be partnerships or limited liability companies, each Party covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against any Party’s Affiliates, or any of such Party’s Affiliates’ or respective Related Parties in each case other than the Parties to this Agreement and each of their respective successors and permitted assignees under this Agreement, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any applicable Law, it being expressly agreed and acknowledged that no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by any of the Related Parties, as such, for any obligation or liability of any Party under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or liabilities or their creation; provided, however, nothing in this Section 10.14 shall relieve or otherwise limit the liability of any Party hereto or any of their respective successors or permitted assigns for any breach or violation of its obligations under this Agreement or such other documents or instruments.  For the avoidance of doubt, prior to the Effective Date, none of the Parties will have any recourse, be entitled to commence any proceeding or make any claim under this Agreement or in connection with the transactions contemplated hereby except against any of the Parties or their respective successors and permitted assigns, as applicable.

[Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

Bonanza Creek Energy, Inc.

By:	/s/ Richard Carty
	Name:	Richard Carty
	Title:	President and Chief Executive Officer

[Signature Page to Backstop Commitment Agreement]